Exhibit 2.1

Execution Version

Dated June 26, 2026

Business Combination Agreement

by and among

Columbus Circle Capital Corp II,

IPGX Merger Sub, Inc.

and

Elroy Air, Inc.

i

Exhibits

Exhibit A	Form of Purchaser Charter upon Domestication
Exhibit B	Form of Purchaser Bylaws upon Domestication
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of A&R Registration Rights Agreement
Exhibit E-1	Form of Sponsor Lock-Up Agreement
Exhibit E-2	Form of Seller Lock-Up Agreement
Exhibit F	Form of Series A Preferred Stock Certificate of Designation
Exhibit G	Form of FIRPTA

Table of Contents

Company Disclosure Letter

Section 4.03 — Capitalization

Section 4.04 — Subsidiaries

Section 4.05 — No Conflict; Governmental Consents and Filings

Section 4.06 — Financial Statements

Section 4.07 — Undisclosed Liabilities

Section 4.08 — Absence of Certain Changes

Section 4.09 — Compliance with Laws

Section 4.10 — Government Contracts

Section 4.11 — Company Permits

Section 4.12 — Litigation

Section 4.13 — Material Contracts

Section 4.14 — Intellectual Property

Section 4.15 — Taxes and Returns

Section 4.16 — Real Property

Section 4.17 — Personal Property

Section 4.18 — Title to Assets

Section 4.19 — Employee Matters

Section 4.20 — Benefit Plans

Section 4.21 — Environmental Matters

Section 4.22 — Transactions with Related Persons

Section 4.23 — Insurance

Section 4.24 — Top Customers and Suppliers

Section 4.26 — Aviation Regulatory Compliance

Section 4.28 — Finders and Brokers

Section 6.02 — Conduct of Business of the Company

Schedule 10-A — Closing Indebtedness Exceptions

Schedule 10-B — Knowledge Parties

Schedule 10-C — Eligible Stockholders

Purchaser Disclosure Letter

Section 5.05 — Capitalization

Section 5.15 — Finders and Brokers

Section 5.17 — Insurance

Section 6.03 — Conduct of Business by the Purchaser

Schedule 10-A — Knowledge Parties

Schedule 10-B — Deferred Underwriting Fees

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 26, 2026, by and among (i) Columbus Circle Capital Corp II, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) IPGX Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) Elroy Air, Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, at least one (1) Business Day (as defined below) prior to the Closing Date (as defined below) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Section 206 of the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act,” and such de-registration, continuation and domestication, the “Domestication”);

WHEREAS, (i) immediately prior to the Domestication, the holders of the Purchaser Class B Ordinary Shares shall elect to convert each Purchaser Class B Ordinary Share, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”) and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units (as defined below)) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock (as defined below); (y) each then issued and outstanding warrant of the Purchaser (each a “Cayman Purchaser Warrant”) (other than any Cayman Purchaser Public Warrants (as defined below) included in the Cayman Purchaser Units (as defined below)) shall convert automatically into a warrant to acquire one (1) share of Domesticated Purchaser Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement (as defined below); and (z) each then issued and outstanding unit of the Purchaser (the “Cayman Purchaser Units”) shall convert automatically, on a one-for-one basis, into a Domesticated Purchaser Unit (as defined below), in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing;

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing (as defined below)), the Purchaser shall (a) file all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and in accordance therewith, (b) file a certificate of domestication and a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “Purchaser Charter upon Domestication”) with the Secretary of State of Delaware and (c) adopt bylaws in substantially the form attached hereto as Exhibit B (the “Purchaser Bylaws upon Domestication”), and in each case with such changes to the forms attached hereto as Exhibit A and Exhibit B as may be agreed in writing by the Purchaser and the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Secretary of State of Delaware a certificate of merger, substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), with the Company being the surviving company of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby and vote against any competing proposals at the Purchaser Shareholders’ Meeting (as defined below);

WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Stockholders (as defined below) representing the Company Stockholder Approval have executed and delivered to the Purchaser the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), pursuant to which such Stockholders have agreed to, among other things, vote or consent to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby and oppose any Acquisition Proposal or Alternative Transaction (each as defined herein);

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, (a) the Company and certain investors have executed and delivered that certain securities purchase agreement, dated as of the date of this Agreement (the “Pre-PIPE Securities Purchase Agreement”), pursuant to which such investors have agreed, among other things, to purchase from the Company, and the Company has agreed, among other things, to sell to such investors, certain Pre-Funded Convertible Notes and the Company Pre-Funded Convertible Note Investor Warrants (each as defined herein) and (b) the Company and certain investors have executed and delivered that certain convertible note purchase agreement, as of the date of this Agreement (as may be amended from time to time, the “Pre-PIPE Note Purchase Agreement”), pursuant to which such investors have agreed, among other things, to purchase from the Company, and the Company has agreed, among other things, to sell to such investors, certain Pre-Funded Convertible Notes and the Company Pre-Funded Convertible Note Investor Warrants (the transactions contemplated by the Pre-PIPE Securities Purchase Agreement and the Pre-PIPE Note Purchase Agreement, together, the “Pre-Funded Note Investment”), substantially concurrently with the execution and delivery of this Agreement;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Purchaser, the Company and the investors named therein (the “Series A Preferred Stock Investors”) have executed and delivered that certain securities purchase agreement, dated as of the date hereof (the “Series A SPA”), pursuant to which the Series A Preferred Stock Investors have agreed, among other things, to purchase from the Purchaser, and the Purchaser has agreed, among other things, to sell to the Series A Preferred Stock Investors, shares of the Purchaser’s 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Purchaser’s Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock, in substantially the form attached hereto as Exhibit F (the “Series A Preferred Stock Certificate of Designation,” and such stock the “Domesticated Purchaser Series A Preferred Stock”) and warrants to purchase Domesticated Purchaser Common Stock in substantially the form attached hereto as Exhibit E (the “Domesticated Purchaser Series A Investor Warrants”), substantially concurrently with the Closing (such investment, the “PIPE Investment”);

WHEREAS, from time to time following the date hereof and prior to the Closing, the Purchaser may enter into subscription, purchase or similar agreements with investors, pursuant to which, and on the terms and subject to the conditions of which, such investors will agree to participate in the PIPE Investment (as defined herein);

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser and the other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), in substantially the form attached hereto as Exhibit D, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, (i) the Sponsor and the Purchaser will enter into a lock-up agreement (the “Sponsor Lock-Up Agreement”), in substantially the form attached hereto as Exhibit E-1, with such changes thereto as may be agreed in writing by the Purchaser and the Company, and (ii) the Purchaser, the holders of equity securities of the Company and other parties thereto will enter into a lock-up agreement (the “Seller Lock-Up Agreement” and, together with the Sponsor Lock-Up Agreement, the “Lock-Up Agreements”), in substantially the form attached hereto as Exhibit E-2, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company and certain holders of the Company Warrants (other than the Company Pre-Funded Convertible Note Investor Warrants) will enter into certain amendments to permit cashless exercise of such Company Warrants in connection with the Transactions (the “Warrants Amendment”);

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (i) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (ii) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) with respect to each of the reorganizations described in the foregoing clauses;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously, pursuant to and in accordance with the Organizational Documents (as defined below) of the Company: (a) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, for the Company to enter into this Agreement and the Ancillary Documents and consummate the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger and other Transactions be adopted by the Company;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that the Merger is in the best interests of the Purchaser and its shareholders, as a whole, and declared it advisable and in the best interests of the Purchaser and its shareholders as a whole for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; (c) adopted a resolution recommending the Merger and the other Transactions be adopted by the Purchaser Shareholders; and (d) directed that this Agreement, the Merger and the other Transactions be submitted to the Purchaser Shareholders for their adoption and approval;

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that the Merger is in the best interests of Merger Sub and the sole stockholder of Merger Sub, and declared it advisable;

(b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger; and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Purchaser’s Organizational Documents, which redemption shall occur at least one (1) day prior to the Domestication as set forth in this Agreement (the “Redemption”);

WHEREAS, the Purchaser, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger; and

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which are acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE TRANSACTIONS

1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Cayman Companies Act, at least one (1) Business Day after the Redemption and at least one (1) Business Day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the Purchaser’s Organizational Documents, as applicable, de-register from the Register of Companies of the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile and become a Delaware corporation and, subject to the receipt of the approval by way of a special resolution passed by the holders of Purchaser Class B Ordinary Shares entitled to vote thereon in accordance with the Purchaser’s Organizational Documents, cause the Domestication to become effective, including by (i) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (ii) adopting the Purchaser Bylaws upon Domestication, (iii) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (iv) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar.

(b) Effect on Purchaser Securities. (i) Immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, the holders of the Purchaser Class B Ordinary Shares shall elect to convert each Purchaser Class B Ordinary Share held by them, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (y) each then issued and outstanding Cayman Purchaser Warrant shall convert automatically into one (1) Domesticated Purchaser Warrant, pursuant to the Warrant Agreement; and (z) each then issued and outstanding Cayman Purchaser Units shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-third (1/3) of one Domesticated Purchaser Warrant; in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing.

1.02 The Merger.

(a) Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Purchaser and specified in the Certificate of Merger, being the “Effective Time”). The Purchaser shall, subject to receipt of the Purchaser Shareholder Approval, as soon as practicable following the Effective Time, file the Purchaser Charter upon Domestication with the Secretary of State of Delaware, in accordance with the applicable provisions of the DGCL.

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a direct, wholly-owned subsidiary of the Purchaser. References to the Company for periods after the Effective Time shall mean the Surviving Company.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(d) Surviving Company Share. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(e) Governing Documents. At the Effective Time, the Organizational Documents of the Company shall be amended and restated to be in the forms of certificate of incorporation and bylaws to be mutually agreed upon by the Purchaser and the Company prior to the Closing Date, which shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter duly amended in accordance with the terms thereof and applicable Law.

(f) Directors and Officers of the Surviving Company. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Company shall be determined by the Company and the Purchaser (solely with respect to its designee) pursuant to Section 6.18 and otherwise in accordance with the terms of this Agreement.

1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose of this Agreement.

ARTICLE II
CONSIDERATION

2.01 Pre-Effective Time Conversions. Immediately prior to the Effective Time:

(a) each Company Convertible Security (other than the Company Pre-Funded Convertible Notes), if any, that is outstanding immediately prior to the Effective Time (if any), including all principal and interest thereunder, to the extent applicable, shall automatically convert in full into shares of Company Preferred Stock or Company Common Stock, as applicable, in accordance with the terms thereof, such that immediately thereafter, all of the Company Convertible Securities (other than the Pre-Funded Convertible Notes) shall no longer be outstanding and shall cease to exist, and each holder of a Company Convertible Security (other than the Pre-Funded Convertible Notes) shall thereafter cease to have any rights with respect thereto;

(b) each Company Warrant (other than the Company Pre-Funded Convertible Note Investor Warrants) exercisable for Company Preferred Stock that is outstanding and unexercised immediately prior to the Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms or otherwise exercised in full, such that upon such exercise, all of the Company Warrants (other than the Company Pre-Funded Convertible Note Investor Warrants) converted into Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Warrants (other than the Company Pre-Funded Convertible Note Investor Warrants) shall thereafter cease to have any rights with respect to such securities; and

(c) each Company Warrant (other than the Company Pre-Funded Convertible Note Investor Warrants) exercisable for Company Common Stock that is outstanding and unexercised immediately prior to the Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms or otherwise exercised in full, such that upon such exercise, all of the Company Warrants (other than the Company Pre-Funded Convertible Note Investor Warrants) shall no longer be outstanding and shall cease to exist, and each holder of Company Warrants (other than the Company Pre- Funded Convertible Note Investor Warrants) shall thereafter cease to have any rights with respect to such securities.

2.02 Consideration.

(a) Pre-Funded Convertible Note Consideration. The consideration to be paid in, or in connection with, the Merger to a holder of a Pre-Funded Convertible Note shall be a number of shares of Domesticated Purchaser Series A Preferred Stock equal to the quotient, rounded up to the nearest whole share, of (i) the total outstanding principal and accrued and unpaid interest on each Pre-Funded Convertible Note as of one day prior to the Closing Date, divided by (ii) the Applicable Pre-Funded Convertible Note Conversion Price (the “Convertible Note Consideration”).

(b) Pre-Funded Convertible Note Investor Warrant Consideration. The consideration to be paid in, or in connection with, the Merger to a holder in respect of each Company Pre-Funded Convertible Note Investor Warrant shall be one or more Domesticated Purchaser Series A Investor Warrants to purchase a number of shares of Domesticated Purchaser Common Stock (on otherwise the same terms as applicable to the Domesticated Purchaser Series A Investor Warrants issued to the Series A Preferred Stock Investors in the PIPE Investment) equal to the quotient of (i) the aggregate exercise price of such Company Pre-Funded Convertible Note Investor Warrant immediately prior to the Effective Time divided by (ii) $12.00 (the “Pre-Funded Convertible Note Investor Warrant Consideration”).

(c) Company Preferred Stock Consideration. The consideration to be paid in, or in connection with, the Merger to holders of Company Preferred Stock shall be the sum of: (i) if such holder participates in the Preferred Stock Preference Exchange, a number of shares of Domesticated Purchaser Common Stock equal to the quotient set forth in Section 2.03(a)(iii)(A) and (ii) if such holder participates in the Preferred Stock As-Converted Exchange, a number of shares of Domesticated Purchaser Common Stock equal to the quotient set forth in Section 2.03(a)(iii)(1)(B) (collectively, the “Aggregate Preferred Stock Consideration”).

(d) All Other Company Securities. The aggregate consideration to be paid to holders of all other equity interests of the Company in, or in connection with, the Merger (for the avoidance of doubt, other than the Pre-Funded Convertible Notes and the Company Pre-Funded Convertible Note Investor Warrants) shall be the Aggregate Common Stock Base Consideration. The consideration to be paid in, or in connection with, the Merger in respect of each share of Company Common Stock that is issued and outstanding, or deemed to be issued and outstanding after giving effect to the conversion described in Section 2.01 and including all shares of Company Common Stock deemed to be issued and outstanding pursuant to Section 2.03 immediately prior to the Effective Time, shall be a number of shares of Domesticated Purchaser Common Stock equal to the Per Share Base Consideration.

(e) Aggregate Earn-out Consideration. Subject to the vesting and forfeiture conditions specified in Section 2.09, the aggregate earnout consideration to be paid to the Eligible Stockholders shall be the Aggregate Earn-out Consideration. The earnout consideration to be paid in, or in connection with, the Merger in respect of (i) each share of Company Common Stock and each share of Company Preferred Stock that is issued and outstanding, or deemed to be issued and outstanding after giving effect to the conversion described in Section 2.01 and including all shares of Company Common Stock and Company Preferred Stock deemed to be issued and outstanding pursuant to Section 2.03 immediately prior to the Effective Time and (ii) each share of Domesticated Purchaser Common Stock issuable upon a hypothetical conversion at the time of the applicable Triggering Event of the shares of Domesticated Purchaser Series A Preferred Stock, solely to the extent issued pursuant to Section 2.02(a), shall be a number of shares of Domesticated Purchaser Common Stock equal to the right to receive, subject to the vesting conditions specified in Section 2.09, a number of shares of Domesticated Purchaser Common Stock equal to the Earn-out Exchange Ratio (the “Per Share Earn-out Consideration”).

2.03 Conversion of Securities.

(a) Effect on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each Company Security that is owned by the Purchaser, Merger Sub or the Company (in treasury or otherwise) immediately prior to the Effective Time (each, an “Excluded Share”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefore;

(ii) each Company Option, including the Vested Company Options and Unvested Company Options, that is outstanding immediately prior to the Effective Time shall be assumed by Purchaser and converted into an option to purchase a number of shares of Domesticated Purchaser Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Company Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Company Option Exchange Ratio; provided, however, that the exercise price and the number of shares of Domesticated Purchaser Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Purchaser Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Notwithstanding anything to the contrary herein, with respect to the Unvested Company Options outstanding as of the date of this Agreement (the “Signing-Date Unvested Company Options”), fifty percent (50%) of such Signing-Date Unvested Company Options (rounded down to the nearest whole number on an aggregate basis) shall, upon their assumption and conversion into Exchanged Options, be granted under, and the shares of Domesticated Purchaser Common Stock subject thereto shall be issued pursuant to and counted against the share reserve of, the Equity Incentive Plan, and shall accordingly reduce, and be subject to, the EIP Limit; and the remaining fifty percent (50%) of such Signing-Date Unvested Company Options, together with all Vested Company Options, shall be assumed by Purchaser and converted into Exchanged Options outside of, and shall not count against the share reserve of or the EIP Limit under, the Equity Incentive Plan. Except as specifically provided above or as agreed to in writing with any holder of a Company Option, following the Effective Time, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 2.03(a)(ii);

(iii) each share of Company Preferred Stock (including each share of Company Preferred Stock issued upon the conversions and exercises described in Sections 2.01(a)-(b)) issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive (1) the number of shares of Domesticated Purchaser Common Stock equal to the greater of (A) the quotient obtained from (x) the applicable Preferred Stock Liquidation Preference of such share of Company Preferred Stock divided by (y) the Redemption Price (such shares of Company Preferred Stock receiving a number of shares of Domesticated Purchaser Common Stock pursuant to this clause (A), “Preferred Stock Preference Exchange”) and (B) the product of (x) the number of shares of Company Common Stock that such share of Company Preferred Stock would be entitled to convert into as of immediately prior to the Effective Time in accordance with the Company Certificate of Incorporation, multiplied by (y) the Common Stock Exchange Ratio (such shares of Company Preferred Stock receiving a number of shares of Domesticated Purchaser Common Stock pursuant to this clause (B), “Preferred Stock As-Converted Exchange”), and (2) the Per Share Earn-out Consideration; and

(iv) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be cancelled and converted into the right to receive the Per Share Base Consideration and the Per Share Earn-out Consideration.

(b) Effect on Pre-Funded Convertible Notes. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company, the holder in respect of any Pre-Funded Convertible Note or any holder of securities of any of the foregoing, each Pre-Funded Convertible Note that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive the Convertible Note Consideration and the Per Share Earn-out Consideration.

(c) Effect on Company Pre-Funded Convertible Note Investor Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of Company Pre-Funded Convertible Note Investor Warrants, each Company Pre-Funded Convertible Note Investor Warrant that is outstanding and unexercised immediately prior to the Effective Time shall automatically be canceled and converted into the right to receive Pre-Funded Convertible Note Investor Warrant Consideration.

(d) Effect on Cayman Purchaser Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of Company Pre-Funded Convertible Note Investor Warrants, each Domesticated Purchaser Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-third (1/3) of one Domesticated Purchaser Warrant.

2.04 Surrender and Payment.

(a) Exchange Fund. Immediately prior to or at the Effective Time, the Purchaser shall deposit, or cause to be deposited, with Continental for the benefit of the Company Stockholders (other than with respect to any Excluded Shares and Company Options) evidence in book-entry form of shares of Domesticated Purchaser Common Stock representing the number of shares of Domesticated Purchaser Common Stock sufficient to deliver the aggregate Per Share Base Consideration payable with respect thereto pursuant to Section 2.03 of this Agreement (the “Exchange Fund”). The Purchaser shall cause Continental, pursuant to irrevocable instructions, to pay the Per Share Base Consideration out of the Exchange Fund in accordance with the terms of this Agreement.

(b) Stock Exchange Procedures. Within two (2) Business Days following the effectiveness of the Proxy Statement/Registration Statement, the Purchaser shall cause Continental to deliver to each holder of shares of Company Common Stock (other than with respect to any Excluded Shares and Company Options) and Company Preferred Stock, instructions for exchanging each such holder’s shares (other than any Excluded Shares and Company Options) for such holder’s applicable portion of the Aggregate Common Stock Base Consideration and the Aggregate Preferred Stock Consideration from the Exchange Fund, and which shall be in a form reasonably acceptable to the Parties (a “Letter of Transmittal”). Promptly following receipt of a properly completed and executed Letter of Transmittal, and in any event within two (2) Business Days following the Closing, Continental shall deliver the applicable portion of the Aggregate Common Stock Base Consideration or the Aggregate Preferred Stock Consideration to each such holder with respect to such shares of Company Common Stock and Company Preferred Stock. Effective as of one (1) Business Day prior to soliciting the Company Stockholder Approval pursuant to Section 7.01(b), the Company will not record or recognize any transfers of Company Securities on the record books of the Company, other than transfers as to which the Company has been notified of, in writing, prior to such Business Day.

(c) Termination of Exchange Fund. Promptly following the earlier of (i) the date on which the entire Exchange Fund has been disbursed and (ii) the date which is one (1) year after the Effective Time, the Purchaser shall instruct Continental to deliver to the Purchaser any remaining portion of the Exchange Fund and other documents in its possession related to the Transaction, and Continental’s duties shall terminate. Thereafter, each Company Stockholder may look only to the Purchaser (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Company Stockholder’s claim for Per Share Base Consideration that such Company Stockholder may have the right to receive pursuant to Section 2.02 without any interest thereon. None of the Company, the Purchaser, the Surviving Company or Continental shall be liable to any Person for any portion of the aggregate Per Share Base Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the aggregate Per Share Base Consideration that remains undistributed to Company Stockholders as of immediately prior to the date on which such portion of the aggregate Per Share Base Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.

2.05 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock, if any, cancelled in accordance with Section 2.03(a)(i)) that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal or dissenters’ rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and the holders of such Dissenting Shares shall have no right to receive, the applicable portion of the Aggregate Common Stock Base Consideration, the Aggregate Preferred Stock Consideration and the Aggregate Earn-out Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Aggregate Common Stock Base Consideration, the Aggregate Preferred Stock Consideration and the Aggregate Earn-out Consideration to which such holder is entitled pursuant to the applicable subsections of Section 2.02, without interest thereon, upon surrender of the certificate or certificates representing such Dissenting Shares in accordance with Section 2.04.

2.06 No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the Company Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. Any fractional shares of Domesticated Purchaser Common Stock will be rounded down to the nearest whole number.

2.07 Lost or Destroyed Certificates. Notwithstanding any other provision to this Agreement, if any certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to the Company, Continental shall issue, in exchange for such lost, stolen or destroyed certificate, the portion of the aggregate Per Share Base Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such certificate(s) as contemplated under this Agreement.

2.08 Withholding. Notwithstanding any other provision to this Agreement, the Purchaser, Merger Sub, the Company, and the Surviving Company (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser, Merger Sub, the Company and the Surviving Company shall use commercially reasonable efforts to provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company in connection with the Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding; provided, however that with respect to any Earnout Shares issued pursuant to Section 2.09, any withholding obligation arising in connection with such issuance may be satisfied by withholding from issuance or disposing of, or causing the disposition of, a portion of the Earnout Shares otherwise issuable to such recipient having a fair market value, as determined by the Purchaser in good faith, sufficient to enable the Purchaser to satisfy in full any such withholding obligation.

2.09 Earnout.

(a) Earn-out Consideration. In addition to the issuance of the Per Share Base Consideration pursuant to Section 2.02, as promptly as reasonably practicable (but in any event, within five (5) Business Days) after the occurrence of a Triggering Event, the Purchaser shall issue or cause to be issued to the Eligible Stockholders (based on their respective Pro Rata Shares), the following shares of Domesticated Purchaser Common Stock (which shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of Domesticated Purchaser Common Stock occurring after the Closing, the “Aggregate Earn-out Consideration”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents:

(i) Upon the occurrence of Triggering Event I, a one-time issuance of 3,000,000 Earnout Shares;

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of 3,000,000 Earnout Shares; and

(iii) Upon the occurrence of Triggering Event III, a one-time issuance of 5,000,000 Earnout Shares.

(b) If, during the Earnout Period, there is a Change of Control pursuant to which the Purchaser or its shareholders have the right to receive consideration implying a value per share of Domesticated Purchaser Common Stock (as determined in good faith by the Post-Closing Purchaser Board) of:

(i) less than $15.00 per share, then Section 2.09(a) and this Section 2.09(b) shall terminate and no further shares of Domesticated Purchaser Common Stock shall be issuable thereunder or hereunder;

(ii) greater than or equal to $15.00 per share but less than $20.00 per share, then, (A) immediately prior to such Change of Control, the Purchaser shall issue 2,500,000 shares of Domesticated Purchaser Common Stock to the Eligible Stockholders (based on their respective Pro Rata Shares) (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.09(a)(i) or (ii); provided, that such reduction shall not reduce the number of shares required to be issued to a number that is below zero) and (B) thereafter, Section 2.09(a) and this Section 2.09(b) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder;

(iii) greater than or equal to $20.00 per share, then (A) immediately prior to such Change of Control, the Company shall issue 5,000,000 shares of Domesticated Purchaser Common Stock to the Eligible Stockholders (based on their respective Pro Rata Shares) (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.09(a)(i) or (ii); provided, that such reduction shall not reduce the number of shares required to be issued to a number that is below zero) and (B) thereafter, Section 2.09(a) and this Section 2.09(b), shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder;

(c) The Common Stock Price targets set forth in the definitions of Triggering Event I and Triggering Event II, and in Sections 2.09(a)(i) and (ii), shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of Domesticated Purchaser Common Stock occurring after the Closing.

(d) No certificates or scrip or shares representing fractional Earnout Shares shall be issued pursuant to this Section 2.09 and such fractional share interests will not entitle the owner thereof to vote or to have any rights of shareholder. In lieu of any fractional Earnout Shares to which any Eligible Stockholder would otherwise be entitled, the Company shall round down to the nearest whole Earnout Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

ARTICLE III
CLOSING

3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

3.02 Closing Documents.

(a) Purchaser Closing Certificate. Two (2) Business Days prior to the Closing, the Purchaser shall deliver to the Company a written notice (the “Purchaser Closing Certificate”) setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the Purchaser Transaction Costs as of the Closing; and (iii) the number of shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Domestication, and the Redemption and the issuance of securities in connection with the consummation of the PIPE Investment (but excluding any shares of Domesticated Purchaser Common Stock to be issued in the Merger).

(b) Company Closing Certificate. Two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice (the “Company Closing Certificate”) setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing, including all invoices, wire instructions and applicable Tax forms for each Person owed (and any other supporting details reasonably requested by the Purchaser); provided, that the failure to provide wire instructions or Tax forms shall not affect the effectiveness of the Company’s compliance with this requirement.

(c) Access; Cooperation. From and after the delivery of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, until the Closing Date, each of the Purchaser and the Company shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the Purchaser or the Company or any of their respective Representatives in connection with the review of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, (ii) consider in good faith any comments to the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, and (iii) revise the Purchaser Closing Certificate or the Company Closing Certificate, respectively, to incorporate any changes the Purchaser or the Company, respectively, reasonably determines are necessary or appropriate given such comments.

3.03 Payment of Expenses and Treatment of Closing Indebtedness.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs.

(c) Closing Indebtedness. On the Closing Date, the Purchaser shall pay the outstanding amount of the Closing Indebtedness to the holders of the Closing Indebtedness in order to repay all such Closing Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Company or any of its Subsidiaries with respect to any Closing Indebtedness outstanding immediately prior to the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, the Company hereby represents and warrants to the Purchaser and Merger Sub, as of the date hereof and as of the Closing, as follows:

4.01 Organization and Standing. The Company is a Delaware corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Company. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

4.02 Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company Board (or other similar governing body) in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the adoption and approval of this Agreement and the Transactions, including the Merger, by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock voting together as a separate class, in each case, pursuant to the terms and in accordance with the satisfaction of the conditions of the Company’s Organizational Documents and applicable Law (the “Company Stockholder Approval”), no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company Board, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and its Stockholders and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the DGCL, the Company’s Organizational Documents and any other applicable Law. No vote of any holders of any class or series of capital stock of the Company is necessary to approve this Agreement or the Transactions, other than the Company Stockholder Approval.

4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter. Other than the Company Securities set forth in Section 4.03(b)(ii) of the Company Disclosure Letter, the Company does not have any other issued or outstanding common stock or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter or in the Company’s Organizational Documents, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iv) of the Company Disclosure Letter or as provided for in this Agreement, there are no (1) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company or (2) voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to its securities. Except as disclosed in the Company Financials, the Company has not since its incorporation declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

(c) Section 4.03(c)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) the number of shares of the Company subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule of such Company Option; and (vi) the date on which such Company Option expires. Each Company Option was validly granted or issued and properly approved by the Company Board (or appropriate committee thereof) and, in the case of the Company Options, in accordance with the terms of the Company Incentive Plan or the applicable award agreement. Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Incentive Plan or the applicable award agreement, (ii) was not granted with an exercise price per share less than the fair market value (pursuant to Section 409A or Section 422, as applicable, of the Code) of the underlying shares of Company Common Stock as of the date such Company Option was granted, and (iii) has a grant date that is not earlier than the date on which the Company Board or compensation committee actually awarded such Company Option. Section 4.03(c)(ii) of the Company Disclosure Letter sets forth the terms of any vesting acceleration rights and any other vesting acceleration that will be applicable to any unvested Company Options. No Company Common Stock is subject to vesting as of the date hereof. All Company Common Stock that is subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No Company Options are “early exercisable” as of the date hereof. The Company has no outstanding commitments to grant Company Options.

(d) Section 4.03(d) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each holder of Company Convertible Securities, including (i) the name of the holder, (ii) the date of issuance, (iii) the principal amount or purchase price paid for such Company Convertible Security, and (iv) the applicable valuation cap, discount rate, or other material economic terms. There are no side letters, amendments, waivers, or other agreements that modify the standard terms of any Company Convertible Securities. The Company has no outstanding commitments to issue any additional Company Convertible Securities. The treatment of Company Convertible Securities under Section 2.01(a) is permitted under applicable Laws, and the terms and conditions of such Company Convertible Securities, or the consent of any holder, thereof.

(e) Except as provided for in this Agreement, as a result of the consummation of the Transaction, no units, warrants, options or other securities of the Company are issuable and no rights in connection with any units, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.04 Subsidiaries. The Company has not had and does not have any subsidiaries.

4.05 No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 4.05(a) of the Company Disclosure Letter, subject to the receipt of consents, approvals, authorizations and other requirements set forth in Section 4.02 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Ancillary Documents to which the Company is a party by the Company, do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound; (ii) conflict with or violate the Organizational Documents of the Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, material Company Real Property Lease (as defined in Section 4.16(b) herein) or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract, material Company Real Property Lease or Material Current Government Contract upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Company of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; (iii) compliance with applicable Antitrust Laws; and (iv) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

4.06 Financial Statements.

(a) The Company has provided to the Purchaser true, correct and complete copies of: (i) the unaudited consolidated financial statements of the Company (including, in each case, any related notes thereto) as of and for the (x) year ended December 31, 2025 and (y) three month periods ending March 31, 2026, each consisting of the consolidated balance sheets of the Company as of such dates and the related consolidated income statements and statements of cash flows for the periods then ended (the “Draft Company Financials”) and (ii) the unaudited consolidated financial statements of the Company (including, in each case, any related notes thereto) as of and for the year ended December 31, 2024, consisting of the consolidated balance sheet of the Company as of such date and the related consolidated income statement, changes in member equity and statement of cash flows for the fiscal year then ended, prepared in accordance with GAAP and PCAOB (the “Unaudited Company Financials”, together with the Draft Company Financials, the “Company Financials”). The Company Financials were derived in all material respects from the books and records of the Company, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. The Company Financials, when delivered, will have been prepared in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Company Financials in conformity with GAAP (except in the case of the Draft Company Financials that cover a period of less than one year for the absence of footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount) and were derived from and accurately reflect in all material respects, the books and records of the Company. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company has established and maintains a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the Company’s assets.

(c) The Company has not identified and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Purchaser and is set forth on Section 4.06(a) of the Company Disclosure Letter), (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.07 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since March 31, 2026 through the date of this Agreement, (a) the Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.02(b) (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the Purchaser.

4.09 Compliance with Laws. Provided that this Section 4.09 shall not apply with respect to the matters covered by Section 4.25:

(a) The Company has, during the period beginning five (5) years prior to and ending on the Closing Date, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Company. Except as disclosed on Section 4.09 of the Company Disclosure Letter, no written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Company. For the avoidance of doubt, compliance with aviation regulatory requirements (including requirements of the Federal Aviation Administration, the Department of Transportation, and applicable airworthiness authorities) shall be assessed solely with reference to the Company Aviation Authorizations listed on Section 4.09(a) of the Company Disclosure Letter, and no representation is made hereunder with respect to aviation authorizations, exemptions, certificates or approvals not specifically listed therein.

(b) The Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders, or other Consents from Governmental Authorities and/or third Persons (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Company. Notwithstanding the foregoing, with respect to aviation-specific Approvals (including FAA certificates, exemptions, authorizations, and special permits issued under 14 C.F.R. Parts 11, 21, 47, 61, 91, 107 or 137, or pursuant to 49 U.S.C. § 44807), the representation in this Section 4.09(b) is made solely with respect to those Approvals specifically listed on Section 4.09(b) of the Company Disclosure Letter (the “Aviation Authorizations Schedule”).

4.10 Government Contracts.

(a) Section 4.10 of the Company Disclosure Letter sets forth a list of each Government Contract in existence as of the date hereof that involves aggregate payments to the Company that are reasonably expected to be in excess of $500,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Company. Except as would not reasonably be expected to be material to the Company, and except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid binding obligation of the Company; and (ii) in full force and effect and enforceable against the Company, as applicable, in accordance with its terms, in each case subject to the Enforceability Exceptions.

(b) To the Company’s knowledge, for the period beginning three (3) years prior to and ending on the Closing Date, the Company has complied in material respects with each Government Contract and applicable statutory and regulatory requirements (including the FAR and applicable agency FAR supplements) with respect to each Government Contract.

(c) For the period beginning three (3) years prior to and ending on the Closing Date, neither the U.S. Government nor any of the U.S. Government’s prime contractors has notified the Company, either in writing or, to the Company’s Knowledge, orally that the Company has breached a contract requirement, or violated any regulation, statute, certification, or representation with respect to each Government Contract.

(d) For the period beginning three (3) years prior to and ending on the Closing Date, no show cause notices or cure notices have been issued against the Company with respect to any Government Contract.

(e) Neither the Company nor any “Principal” (as defined in FAR 52.209-5):

(i) is presently debarred, suspended, proposed for debarment, or declared ineligible for the award of a government contract or subcontract;

(ii) has, within the period beginning three (3) years prior to and ending on the Closing Date, been convicted of or had a civil judgment rendered against them for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state, or local) contract or subcontract, or violation of federal or state antitrust statutes relating to the submission of offers, or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; or

(iii) to the Knowledge of the Company, is presently indicted for, or otherwise criminally or civilly charged with, or currently under investigation by a governmental entity for, commission of any of the above-listed offenses.

(f) There are no outstanding claims against the Company either by the U.S. Government or by any prime contractor or subcontractor arising under a Government Contract.

(g) The Company has no pending claims (including claims under the Contract Disputes Act of 1978) against the U.S. Government or against any prime contractor arising under any Government Contract, except for routine demands for payment.

(h) For the period beginning three (3) years prior to and ending on the Closing Date, the Company has not made a mandatory disclosure to a Governmental Authority, an Inspector General of an agency, department or branch of the U.S. Government, or a Contracting Officer (as defined in FAR 2.101) in connection with the Company’s performance of any Government Contract under FAR Subpart 3.1003 or FAR 52.203-13, and, to the Knowledge of the Company, no facts exist that would reasonably require such a disclosure.

(i) Section 4.10(i) of the Company Disclosure Letter sets forth a list of each pending Government Bid that are set aside for companies with Preferred Bidder Status or otherwise requiring the Company to have Preferred Bidder Status as a condition of eligibility for award of a contract.

4.11 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all material Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all the Company Permits, all of which are listed on Section 4.11 of the Company Disclosure Letter. To the Knowledge of the Company, each Company Permit is in full force and effect and will upon its termination or expiration will be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. The Company has at all times operated in material compliance with all Company Permits applicable to the Company. For the avoidance of doubt, aviation-specific permits, certificates and authorizations are addressed exclusively in Section 4.26 (Aviation Regulatory Compliance) and the Aviation Authorizations Schedule, and this Section 4.11 shall not be construed to require a representation with respect to any aviation-specific permit, certificate or authorization not listed on such schedule.

4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against the Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company with regard to their actions as such, in which the reasonably expected damages are in excess of $1,000,000 or which otherwise is reasonably expected to result in an Order for specific performance, an injunction or other equitable relief; (b) to the Knowledge of the Company, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority against the Company that, individually or in the aggregate, would reasonably be expected to be material to the Company; (c) pending or threatened in writing Legal Proceedings by the Company against any third party that, individually or in the aggregate, would reasonably be expected to be material to the Company; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on the Company that, individually or in the aggregate, would reasonably be expected to be material to the Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its properties or assets, or, to the Company’s Knowledge, any of the directors or officers of the Company with regard to their actions as such that, individually or in the aggregate, would reasonably be expected to be material to the Company.

4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xx) below, to which, as of the date of this Agreement, the Company is a party or by which the Company, or any of its properties or assets are bound or affected, excluding any Company Benefit Plan (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) each Contract that contains covenants that limit the ability of the Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) each Contract that is reasonably anticipated to involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(v) each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last three (3) years and/or relating to pending or future acquisitions or dispositions, in each case, involving aggregate payments in excess of $500,000;

(vi) each obligation to make payments in excess of $1,000,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property, and (B) involves aggregate annual payments in excess of $100,000 for agreements related to real property and $1,000,000 for agreements related to personal property;

(viii) each Contract that by its terms, individually or with all related Contracts, that is reasonably anticipated to call for aggregate payments or receipts by the Company under such Contract or Contracts of at least $1,000,000 per year or $5,000,000 in the aggregate;

(ix) each Contract with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Supplier relationship);

(x) each collective bargaining (or similar) agreement or Contract between the Company on one hand, and any labor union or other body representing employees of the Company on the other hand;

(xi) each Contract that is reasonably anticipated to obligate the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000;

(xii) each Contract that obligates the Company to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xiii) each Contract that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xiv) any Contract that provides another Person (other than any manager, director or officer of the Company) with a power of attorney to act on behalf of the Company or to act on behalf of any manager, director or officer of the Company with respect to the Company;

(xv) each Contract (A) which contains any assignment or any covenant not to assert or enforce, any Intellectual Property material to the business of the Company; (B) pursuant to which any Intellectual Property material to the business of the Company is or was developed by, with or for the Company (other than invention assignment and confidentiality agreements with employees and contractors on standard forms made available to Purchaser and without any material deviations or exceptions thereto (collectively, “Template Employee and Contractor IP Assignment Agreements”)); or (C) pursuant to which the Company either (1) grants to a third Person (I) a license, immunity, or other right in or to any Intellectual Property material to the business of the Company (other than where the non-exclusive license of Intellectual Property is incidental and not the primary purpose of the Contract) or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets material to the business of the Company, in the case of both (1) and (2) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 4.13): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) Template Employee and Contractor IP Assignment Agreements;

(xvi) each Contract involving transactions with an Affiliate of the Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents);

(xvii) each Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which the Company will have material outstanding obligations after the date hereof, and excluding any such agreements that are releases entered into with former employees or independent contractors in the ordinary course of business;

(xviii) each Contract with a strategic aviation customer, operating partner, or logistics customer (including preorder agreements, memoranda of understanding, purchase orders, and service agreements) involving committed or contingent consideration in excess of $1,000,000 or exclusive or preferential rights to the Company’s products or services (collectively, “Aviation Customer Agreements”);

(xix) each Contract with a manufacturer, assembler or supplier that is exclusive or involves annual expenditures in excess of $500,000 and relates to the design, manufacture, assembly, testing or certification of the Company’s aircraft or unmanned aircraft systems, including without limitation any exclusive manufacturing arrangement; and

(xx) each Contract that contains a Change of Control provision (whether requiring consent, notice, or triggering termination, acceleration, or modification rights) that would be triggered by, or is applicable to, the consummation of the Transactions.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, with respect to each Company Material Contract or for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) except as would not reasonably be expected to be material to the Company, the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and, to the Knowledge of the Company no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

4.14 Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: (y) all U.S. and foreign registered or issued Intellectual Property and applications owned or filed by the Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (z) all material unregistered Trademarks included in Owned Intellectual Property. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid (or applied for) and enforceable (assuming registration where required for enforcement). The Company owns, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 4.14(a)(ii) of the Company Disclosure Letter) all right, title, and interest in and to all Owned Intellectual Property and to the Knowledge of the Company, has valid and enforceable rights to use, sell, license, transfer or assign, as used, sold, licensed, transferred, or assigned in its business, all other Intellectual Property and IT Assets currently used, sold, licensed, transferred, assigned, or held for use by the Company and none of the foregoing will be adversely impacted by (nor will require any consent, notification, waiver, or payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of any of this Agreement or the consummation of the Transactions. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained present assignments of inventions from each inventor. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Letter, all Company Registered IP and other Owned Intellectual Property are owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP and other Owned Intellectual Property, and the Company has recorded assignments of all Company Registered IP.

(b) To the Knowledge of the Company, the Company has a valid and enforceable written license or other valid and enforceable right to use all other Company IP, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to the Company. The inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions currently used by Company or otherwise material to operate the business of Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of any Company IP License in the same manner that it is currently being used is not restricted by any applicable license of the Company. The Company is not party to any Contract that requires the Company to assign to any Person any or all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) No Legal Proceeding has been made in the last six (6) years or is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company, is there a reasonable basis therefor. There are no Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not, nor is the Company’s ownership, use or license of any Owned Intellectual Property, nor the Company’s operation of its business (including its products and services) currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officers, employees, independent contractors, or other third parties employed or engaged by the Company has any ownership interest in any material Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. Except where failure to comply has not been and would not be, individually or in the aggregate, material, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Owned Intellectual Property. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Company, or that would conflict with the business of the Company as presently conducted. The Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all material Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the material Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Company (or all such right, title, and interest vested in one or more of the Company by operation of Law, including as “work made for hire”).

(e) The Company is in all material respects in compliance with all licenses governing any Open Source Software that is incorporated into, used, intermingled, or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”). No Person other than the Company possesses, or has an actual or contingent right to access or possess, a copy in any form of any source code for any Company Software and all such source code is in the Company’s sole possession and has been maintained as strictly confidential.

(f) No government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution, or research center or private or commercial third parties in their respective research and development activities were used by the Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Company Software, (iii) “Government purpose rights” (as defined in 48 C.F.R. § 252.227-7013(a)), or (iv) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property. The Company is not a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(g) The Company is and has been in compliance in all material respects with all applicable Laws, regulations, internal and external Company policies and Contracts relating to data privacy, data protection and cybersecurity in all relevant jurisdictions. During the period beginning three (3) years prior to and ending on the Closing Date, to the Knowledge of the Company, (i) no Person has obtained unauthorized access to any Personal Information or Protected Information, IT Assets or Software in the possession of the Company or in their custody, control, or otherwise held or processed on their behalf nor has there been any loss, damage, disclosure, use, breach of security, or other compromise of the security, confidentiality or integrity of such IT Assets, Software, information, or data. Except as set forth in Section 4.14(g) of the Disclosure Letter, the Company has not experienced any Security Breach. No material written or oral complaint, or notice of any claims, or investigations, relating to an improper use or disclosure of, or a breach in the security of, any Personal Information or Protected Information, or relating to any information security-related incident has been received by the Company nor has the Company notified in writing, or been required by applicable Laws or Contract to notify in writing, any person or entity of any Personal Information or information security-related incident.

(h) The Company has implemented, and has used commercially reasonable efforts to require that its third-party vendors implement, adequate policies and commercially reasonable security (a) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity and availability of Personal Information and Protected Information, and (b) regarding the integrity and availability of the IT Assets the Company owns, operates or outsources. To the Knowledge of the Company, the Company’s IT Assets, do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any information technology or software applications.

(i) The consummation of any of the Transactions will not result in (i) any material violation of any data privacy or cybersecurity laws; or (ii) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (a) any Contract providing for the license or other use of material Intellectual Property owned by the Company, or (b) any Company IP License.

4.15 Taxes and Returns. Except in each case as set forth on Section 4.15 of the Company Disclosure Letter:

(a) The Company (i) has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no written notification of any claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Company, threatened against the Company in respect of any material amount of Taxes, and the Company has not been notified in writing of any proposed Tax claim, deficiency or assessment against it in respect of a material amount of Taxes. The Company is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has complied in all material respects with its obligations under applicable Law to (i) timely and properly collect or withhold all Taxes required to be collected or withheld by it, and (ii) timely remit such Taxes to the appropriate Governmental Authorities.

(f) The Company has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(g) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting prior to the Closing; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing outside the ordinary course of business; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other similar written agreement with a Governmental Authority relating to Taxes entered into prior to the Closing.

(h) The Company has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(i) The Company has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Company has no Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (in each case, excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(j) The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or written agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(k) The Company is, and has at all times since its inception been, classified as a C corporation for U.S. federal state and local income tax purposes.

(l) The Company has never had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(m) The Company has not been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) for the period beginning three (3) years prior to and ending on the Closing Date.

(n) The Company has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

4.16 Real Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct, and complete listing of all real property owned by the Company (the “Company Owned Properties”), including the street address and owner thereof. The Company has made available to the Purchaser true, correct, and complete copies of the deeds and other instruments in its possession by which the Company acquired such Company Owned Properties, together with any title insurance policies, the most recent title reports and surveys with respect to such Company Owned Property to the extent such items are in its possession. The Company has good and indefeasible fee simple title to each such Company Owned Property free and clear of all Liens (other than Permitted Liens). Other than the Company Owned Properties, the Company does not own any real property. There are no parties in possession, as tenants, licensees or, to the Knowledge of the Company, otherwise, or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights granted to third parties to purchase or lease the Company Owned Properties or any portion thereof or interest therein. There is no condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, threatened with respect to any of the Company Owned Properties or any portion thereof.

(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list of the addresses for all premises currently leased or subleased or otherwise used or occupied (but not owned) by the Company for the operation of the business of the Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the parties to such Company Real Property Leases. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. The Company has a good and valid leasehold or subleasehold interest in each relevant parcel under the Company Real Property Leases, and each Company Real Property Lease is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, against each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease, (i) the Company is not in breach of or default under any Company Real Property Lease, (ii) no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default by the Company and, (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Real Property Lease. The Company has not collaterally assigned or granted any security interest in any Company Real Property Lease or any interest therein, nor has the Company leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Property or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company there is no condemnation or eminent domain proceedings pending or threatened with respect to any of the Company Leased Real Properties or any portion thereof.

4.17 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than $500,000 is set forth on Section 4.17 of the Company Disclosure Letter, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Section 4.17 of the Company Disclosure Letter, all such items of Personal Property are in operating condition (reasonable wear and tear excepted), as are reasonably suitable for their intended use in the business of the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases. To the Knowledge of the Company, the Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.18 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, or in the case of Company Owned Property good and indefeasible title to, its respective material tangible and intangible assets that are necessary to conduct the business of the Company as presently conducted, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under material leasehold interests and (c) Liens set forth on Section 4.18(a) of the Company Disclosure Letter. Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the material assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are necessary, in all material respects, for the operation of the businesses of the Company in all material respects as they are now conducted. The material tangible assets or personal property of the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

4.19 Employee Matters.

(a) The Company is not and has never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of the Company, and to the Knowledge of the Company, there are not, and within the period beginning three (3) years prior to and ending on the Closing Date, there have not been, any activities or proceedings of any labor union to organize or represent such employees. During the period beginning three (3) years prior to and ending on the Closing Date, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth on Section 4.19(a) of the Company Disclosure Letter, no current officer or other key employee of the Company, as of the date of this Agreement, has provided the Company with written notice of his or her intention to terminate his or her employment within the one (1) year period following the Closing.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Letter, the Company is, and, within the period beginning three (3) years prior to and ending on the Closing Date, has been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Company. The Company has not received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against the Company. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Except as set forth on Section 4.19(c) of the Company Disclosure Letter, the Company employees are employed “at will”, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d) For the period beginning three (3) years prior to and ending on the Closing Date, the Company has not received written (i) notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against them, (ii) notice of any material grievances or arbitrations arising out of any collective bargaining agreement to which the Company is a party, or (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, or immigration to conduct an investigation with respect to or relating to them or notice that such investigation is in progress.

(e) To the Knowledge of the Company, no present or former employee at level of vice president or above of the Company is in material violation of (i) any restrictive covenant or nondisclosure obligation to the Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or (B) the knowledge or use of trade secrets.

(f) For the period beginning three (3) years prior to and ending on the Closing Date, the Company has not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law (collectively, the “WARN Act”). The Company has no outstanding liabilities or obligations arising under or relating to the WARN Act.

(g) For the period beginning three (3) years prior to and ending on the Closing Date, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company, in each case, in their capacities as officers, employees, or directors of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

4.20 Benefit Plans.

(a) Set forth on Section 4.20(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials, in all material respects. The Company is not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in each case in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Company is entitled to rely) or (ii) the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan required to be listed on Schedule 4.20(a), the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents, service agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent Form 5500s, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent nondiscrimination testing reports; (vi) the most recent determination letter (or opinion letter) received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority for the period beginning three (3) years prior to and ending on the Closing Date.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); and (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption.

(e) Neither the Company nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability, could not otherwise have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The Company does not and has not ever maintained, and is not and has never been required to contribute to or otherwise participate in, (i) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.20(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except as set forth on Section 4.20(g) of the Company Disclosure Letter or to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Each Company Benefit Plan can be terminated at any time without resulting in any material Liability to the Company, the Purchaser, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all respects with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

4.21 Environmental Matters. Except as set forth in Section 4.21 of the Company Disclosure Letter:

(a) The Company and its properties and facilities are and have, during the time that the Company has owned, operated or leased such property or facility, been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, timely renewing and complying with all Permits required for their business and operations under any Environmental Laws (“Environmental Permits”).

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or its assets or properties alleging a material violation of, or material liability under, any Environmental Law or Environmental Permit, including with respect to the revocation or termination of any Environmental Permits.

(c) None of the Company or any of its current or , to the Knowledge of the Company, former properties, facilities or operations, are the subject of any outstanding material Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material, in each case, that would be reasonably expected to result in a material Environmental Liability. The Company has not assumed, contractually or by operation of Law, any material Environmental Liabilities.

(d) The Company has not generated, manufactured, stored, treated, transported, Released, disposed of, arranged for or permitted the disposal of, any Hazardous Material, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liability.

(e) The Company has not received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of the Company that would be reasonably expected to lead to the imposition of any material Liens or material Environmental Liabilities and no such investigations are pending or threatened in writing.

(f) No Person has Released any Hazardous Material at, on, or under any facility currently or to the Knowledge of the Company, formerly owned or operated by the Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Company.

(g) The Company has provided to the Purchaser all material, final and non-privileged written environmental reports, audits, assessments, liability analyses, memoranda and studies, including Phase I environmental site assessments, in the possession of, or conducted by, the Company and concerning the environmental condition of any properties or operations of the Company, Environmental Liabilities or compliance with Environmental Laws.

4.22 Transactions with Related Persons. Except as set forth on Section 4.22 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, the Company is not a party to any transaction or Contract with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. Except as set forth in the Company Financials or as set forth on Section 4.22 of the Company Disclosure Letter: (x) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with the Company (other than such Contracts that relate to any such Person’s ownership of the Company Securities or other equity interests of the Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Company), and (y) the assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

4.23 Insurance.

(a) Section 4.23(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of the Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) (the “Insurance Policies”). As of the date hereof, all premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect, subject, in each case to the Enforceability Exceptions and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect immediately following the Closing. The Company has no self-insurance or co-insurance programs. For the period beginning three (3) years prior to and ending on the Closing Date, the Company has not received any written notice from, or on behalf of, any insurance carrier for the Insurance Policies of cancellation, termination, refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.23(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $1,000,000 made by the Company within the period beginning three (3) years prior to and ending on the Closing Date on an Insurance Policy. During the period beginning three (3) years prior to and ending on the Closing Date, the Company has not made any material claim against an Insurance Policy as to which the insurer has finally denied coverage in its entirety.

4.24 Top Customers and Suppliers.

(a) Section 4.24(a) of the Company Disclosure Letter lists as of the date of this Agreement, by aggregate dollar value of the Company business transaction volume with such counterparty, as applicable, for each of (i) the twelve (12) months ended on December 31, 2025 and (ii) the twelve (12) months ended on December 31, 2024, the three (3) largest customers of the Company (the “Top Customers”). To the Knowledge of the Company, as of the date hereof, no such Top Customer has provided written notice to the Company (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any Contract to which it is a party with such Top Customer.

(b) Section 4.24(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for each of (i) the twelve (12) months ended on December 31, 2025 and (ii) the twelve (12) months ended on December 31, 2024, the suppliers of the Company that the Company pays at least $1,000,000 per annum for each such period (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Company (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

(c) Except as set forth on Section 4.24(c) of the Company Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified the Company in writing that it is in a material dispute with the Company or its businesses.

4.25 Certain Business Practices.

(a) The Company has not and, to the Knowledge of the Company, nor any of its officers or directors nor any other Persons acting on behalf of the Company, has taken any action or refrained from taking any action that would cause the Company to be in violation of the Anti-Bribery Laws. The Company has not and, to the Knowledge of the Company, nor has any other Person acting on behalf of the Company, taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of the payment of any gift, money or anything of value to a Government Official to obtain or retain business or to secure any improper advantage. To the Knowledge of the Company, none of its officers, directors, or any of their respective Representatives acting on their behalf, for the period beginning five (5) year prior to and ending on the Closing Date, has been subject to or conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. Neither the Company, nor any of its officers or directors, nor, to the Knowledge of the Company, any Representatives acting on their behalf, has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws for the period beginning five (5) years prior to and ending on the Closing Date.

(b) For the period beginning five (5) year prior to and ending on the Closing Date, the operations of the Company are and have been conducted at all times in material compliance with applicable International Trade Laws and Sanctions Laws, and no Legal Proceeding between the Company and any Governmental Authority with respect to any of the foregoing is, to the Knowledge of the Company pending or threatened in writing.

(c) The Company has not and, to the Knowledge of the Company, nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is or has been for the period beginning five (5) year prior to and ending on the Closing Date: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which the Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, 50 percent or more or otherwise controlled by any of the foregoing.

(d) For the period beginning five (5) years prior to and ending on the Closing Date, the Company has maintained in place and implemented risk-based measures designed to promote compliance with Sanctions Laws.

(e) For the period beginning five (5) years prior to and ending on the Closing Date, the Company has not directly or indirectly, been in violation of Sanctions Laws used any funds, or loaned, contributed or otherwise made available such funds to any joint venture partner or other Person in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of Sanctions Laws.

4.26 Aviation Regulatory Compliance.

(a) Section 4.26(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all material aviation authorizations, certificates, exemptions, permits, approvals, and pending applications issued by or filed with any Aviation Authority and held by or on behalf of the Company, or otherwise required for the conduct of the Company’s business as presently conducted (collectively, the “Company Aviation Authorizations”). The Company Aviation Authorizations include, to the extent applicable and held as of the date hereof: type certificates and applications therefor, supplemental type certificates, production certificates, airworthiness certificates (including special airworthiness certificates), experimental certificates, exemptions (including exemptions issued pursuant to 49 U.S.C. § 44807), certificates of authorization, aircraft registration certificates, and any designations, delegations or approvals under the FAA’s Organization Designation Authorization program or any successor program.

(b) To the Knowledge of the Company, each Company Aviation Authorization is valid, in good standing and in full force and effect and is not liable to revocation, suspension, cancellation or adverse modification for any currently existing reason. The Company has not received written, or to the Knowledge of the Company, oral notice from any Aviation Authority of any pending or threatened revocation, suspension, limitation, restriction or adverse modification of any Company Aviation Authorization.

(c) The Company has filed FAA Form 8110-12 (Application for Type Certificate) with respect to the Chaparral C2 aircraft (the “Chaparral”), which application was acknowledged by the FAA on December 5, 2022, and assigned Project Number TC20675LA-SC (the “Type Certification Application”). As of the date hereof, no type certificate, supplemental type certificate, or production certificate has been issued with respect to the Chaparral. The Company makes no representation as to the timing of issuance of a type certificate or any interim milestone (including G-1 Issue Paper, accepted Project Specific Certification Plan, or established certification basis) except as may be specifically set forth on Section 4.26(c) of the Company Disclosure Letter. As of the date hereof, the Company has submitted a draft Project Specific Certification Plan (PSCP) to the FAA which is under negotiation but has not been formally accepted; the FAA has not issued a G-1 Issue Paper, the certification basis has been proposed but not established, and no special conditions or equivalent level of safety findings have been proposed by the FAA.

(d) The Company is in material compliance with all conditions, limitations and requirements of each Company Aviation Authorization. The Company is not a party to any consent order, compliance order, letter of correction, warning letter or similar enforcement correspondence with any Aviation Authority that remains unresolved.

(e) No Company Aviation Authorization requires any consent, approval, notification or other action by any Aviation Authority in connection with the consummation of the Transactions. The Parties acknowledge that, because the Company will survive the Merger as the certificate holder and registrant, no transfer of any Company Aviation Authorization is required. To the extent that any Company Aviation Authorization is subject to a change-of-control notification requirement, such requirement is identified on Section 4.26(e) of the Company Disclosure Letter, and the Company shall provide any such notifications in accordance with applicable requirements.

(f) As of the date hereof, the Company operates solely as an aircraft designer and manufacturer (OEM) and does not hold or require any air carrier certificate under 14 C.F.R. Part 119, any operating certificate under 14 C.F.R. Parts 121, 125, 135, or 137, or any unmanned aircraft system operator certificate, and does not conduct commercial air transportation operations. The Company does not hold economic authority from the Department of Transportation under 49 U.S.C. §§ 41101-41113. The Company’s flight operations to date have been conducted under public aircraft authority (49 U.S.C. §40102) pursuant to COA 2025-WSA-17733, with the University of Alaska Fairbanks (ACUASI) serving as the public agency proponent. Such operations do not constitute commercial air transportation and do not require the Company to hold a Part 119 or Part 135 operating certificate.

(g) The Company maintains books and records with respect to its aviation design and manufacturing activities, including type design data, airworthiness data, flight test data, and conformity records, in material compliance with applicable Aviation Authority requirements. The Company owns or has the right to use all type design data and related technical data necessary for the prosecution of the Type Certification Application.

(h) The Company is in material compliance with all applicable requirements of the Defense Federal Acquisition Regulation Supplement clause 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting) and National Institute of Standards and Technology Special Publication 800-171 with respect to any controlled unclassified information (“CUI”) in its possession, and has implemented and maintains adequate information security controls reasonably designed to protect such CUI. Section 4.26(i) of the Company Disclosure Letter identifies each Material Current Government Contract that imposes CUI safeguarding obligations on the Company.

(i) The Company has provided to the Purchaser all material information and data pertaining to the Company Aviation Authorizations in its possession, including copies of all certificates, exemptions, authorizations, applications, correspondence with Aviation Authorities regarding the Type Certification Application, and any material enforcement or compliance correspondence.

(j) The Purchaser acknowledges that type certification of the Chaparral is an ongoing regulatory process subject to FAA timelines and requirements that are not within the sole control of the Company. No representation or warranty is made herein, and no closing condition shall be construed to require, the issuance of a type certificate, production certificate, or any airworthiness certificate as a condition to the Closing, and the absence of such issuance shall not constitute a Company Material Adverse Effect.

4.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28 Finders and Brokers. Except as reflected on Section 4.28 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Company would be liable in connection with the Transactions based upon arrangements made by the Company or any of their Affiliates.

4.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

4.30 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases of prospectus filed under Rule 425 of the Securities Act in connection to the Transactions contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, Merger Sub or their respective Affiliates.

4.31 No Additional Representations or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of its directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser, Merger Sub or their respective Affiliates or any other Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in (i) any Purchaser SEC Reports filed or submitted on or prior to the date hereof, or (ii) the disclosure letter delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”) on the date of this Agreement, the Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

5.01 Organization and Standing.

(a) The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

5.02 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the boards of directors (or equivalent governing body) of the Purchaser and Merger Sub, and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or Merger Sub of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.02 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is $55,500 divided into (i) 500,000,000 Purchaser Class A Ordinary Shares, 23,665,000 of which are issued and outstanding, (ii) 50,000,000 Purchaser Class B Ordinary Shares, of which 7,666,667 shares are issued and outstanding, and (iii) 5,000,000 preference shares of a par value of $0.0001 per share, of which no shares are issued and outstanding. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms of conditions of the Warrant Agreement, in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants, which will be exercisable after giving effect to the Transactions for one share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 7,888,334 Cayman Purchaser Warrants, consisting of 7,666,667 Cayman Purchaser Public Warrants and 221,667 Cayman Purchaser Private Placement Warrants are issued and outstanding. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws.

(c) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.05(c) of the Purchaser Disclosure Letter, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Section 5.05(d) of the Purchaser Disclosure Letter. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(f) Purchaser owns all of the common stock in Merger Sub. No other common stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding common stock of Merger Sub is duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its membership interests or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.06 SEC Filings and Purchaser Financials.

(a) The Purchaser has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 5.06(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser and Merger Sub are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(e) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CMIIU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CMII.” The issued and outstanding Cayman Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CMIIW.” The Purchaser is a listed company in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Cayman Purchaser Public Warrants or terminate the listing of the Purchaser on Nasdaq. Except in connection with the Transactions, none of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Cayman Purchaser Public Warrants under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

5.07 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its incorporation (a) conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Purchaser Material Adverse Effect. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

5.08 Undisclosed Liabilities. Except for any fees and expenses payable by Purchaser as a result of or in connection with the consummation of the Transactions, there is no liability, debt or obligation of or claim or judgment against Purchaser (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Purchaser SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of Purchaser, (c) incurred in connection with the Transactions or (d) which would not be, or would not reasonably be expected to be, material to Purchaser. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

5.09 Compliance with Laws. Each of the Purchaser and Merger Sub is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be material to the Purchaser or Merger Sub, and neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law in any material respect by the Purchaser or Merger Sub.

5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser or Merger Sub is subject which would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser, nor Merger Sub, is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.11 Taxes and Returns.

(a) The Purchaser (i) has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Purchaser has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no written notification of any claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Purchaser, threatened against the Purchaser in respect of any material amount of Taxes, and the Purchaser has not been notified in writing of any proposed Tax claim, deficiency or assessment against the Purchaser in respect of a material amount of Taxes. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has complied in all material respects with its obligations under applicable Law to (i) timely and properly collect or withhold all Taxes required to be collected or withheld by it, and (ii) timely remit such Taxes to the appropriate Governmental Authorities.

(f) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(g) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting prior to the Closing; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing outside the ordinary course of business; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other similar written agreement with a Governmental Authority relating to Taxes entered into prior to the Closing.

(h) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(i) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (in each case, excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreements or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(j) The Purchaser has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or written agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(k) The Purchaser has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

5.12 Properties. Neither the Purchaser, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser, nor Merger Sub own or lease any material real property or material Personal Property (except for the Purchaser’s ownership of the Merger Sub membership interests).

5.13 Contracts. Except as set forth in the Purchaser’s or Merger Sub’s Organizational Documents or publicly filed with the SEC, neither Purchaser nor Merger Sub is subject to any agreement, commitment, exclusive license, judgment, injunction, order or decree that prohibits or materially impairs, or could reasonably be expected to prohibit or materially impair, their ability to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions.

5.14 Investment Company Act. To the Knowledge of Purchaser, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.15 Trust Account. As of the date of this Agreement, Purchaser has at least $230,000,000 in the Trust Account, such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of February 10, 2026, between Purchaser and Continental, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments: (a) to the Purchaser’s public shareholders with respect to the redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a shareholder vote on a proposed Business Combination but only in the event that the applicable Business Combination is approved and consummated and subject to the limitations contained in the Purchaser’s Organizational Documents; (b) to the Purchaser’s public shareholders who elect to have their Purchaser Class A Ordinary Shares repurchased by means of a tender offer subject to the provisions contained in the Purchaser’s Organizational Documents; (c) to the Purchaser’s public shareholders if any amendments are made to the Purchaser’s Organizational Documents to (i) modify the substance or timing of Purchaser’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (ii) with respect to any other material provisions related to: (A) the rights of holders of Purchaser Class A Ordinary Shares, or (B) pre-initial business combination activity, upon effectiveness of any such amendment; or (d) to the Purchaser’s public shareholders if Purchaser fails to consummate a Business Combination by the deadline set forth in the Purchaser’s Organizational Documents, and subject to extension by amendment to Purchaser’s Organizational Documents, including interest earned on the amounts held in the Trust Account (which interest shall be net of any taxes payable and less up to $100,000 of interest to pay dissolution expenses), and (e) to Purchaser after or concurrently with the consummation of a Business Combination. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To the Knowledge of Purchaser, as of the date hereof, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Domesticated Purchaser Common Stock in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

5.16 Finders and Brokers. Except as reflected on Section 5.16 of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, for which the Purchaser or Merger Sub would be liable in connection with the Transactions based upon arrangements made by the Purchaser or any of their Affiliates.

5.17 Certain Business Practices.

(a) None of the Purchaser, Merger Sub, nor any of their respective officers and directors, nor, to the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any of their Representatives acting on behalf of the Purchaser or Merger Sub, has directly or indirectly offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances the Purchaser, Merger Sub or the Representative thereof knew, or reasonably would have known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The Purchaser has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws. For the period beginning five (5) years prior to and ending on the Closing Date, none of the Purchaser, Merger Sub nor any of their respective officers and directors, nor, to the Knowledge of the Purchaser, any of their respective Representatives acting on their behalf, has directly or indirectly offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder the Purchaser or Merger Sub in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person.

(b) The operations of the Purchaser and Merger Sub are and have been conducted at all times in material compliance with Sanctions Laws, International Trade Laws, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser, Merger Sub, or any of their respective directors or officers nor, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or Merger Sub is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List maintained by OFAC), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any Sanctioned Jurisdiction, or (iv) owned, directly or indirectly, individually or in the aggregate, 50% or more or otherwise controlled by any of the foregoing.

(d) The Purchaser and Merger Sub have maintained in place and implemented controls and systems designed to ensure compliance with Sanctions Laws.

(e) Neither the Purchaser nor Merger Sub has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any Sanctions Laws.

(f) Neither the Purchaser nor the Merger Sub are a “foreign person” as defined by 31 C.F.R. § 800.224.

5.18 Insurance. Section 5.18 of the Purchaser Disclosure Letter lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or Merger Sub or relating to the Purchaser or Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser and Merger Sub are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or Merger Sub. Each of the Purchaser and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Purchaser Material Adverse Effect.

5.19 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Purchaser or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Company or its Affiliates.

5.20 Independent Investigation. The Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company for the Proxy Statement/Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto. Without limiting the foregoing, the Purchaser and Merger Sub acknowledge that the Purchaser and Merger Sub or their advisors, have made their own investigation of the Company and, except as provided in Article IV are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Closing, or as contained in any materials provided by the Company or any of its Affiliates or any of its directors, officers, employees, shareholders, partners, members or representatives or otherwise.

5.21 No Additional Representation or Warranties. Except as provided in this Article V, none of the Purchaser, Merger Sub, any their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company or its advisors, have made their own investigation of the Purchaser and Merger Sub and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Purchaser and Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Purchaser and Merger Sub as conducted after the Closing, or as contained in any materials provided by the Purchaser or Merger Sub or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI
COVENANTS

6.01  Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Company as the Purchaser or its Representatives may reasonably request regarding the Company and its business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) materially violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. For the avoidance of doubt, the Company shall not be obligated under this Section 6.01(a) to permit the Purchaser or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of the Company.

(b) During the Interim Period, subject to Section 6.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, nondisclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(c) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

6.02  Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.02(b) of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Company and its businesses and assets, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective businesses. Notwithstanding anything in this Section 6.02 to the contrary, and without the need to obtain the consent of the Purchaser, during the Interim Period the Company shall be permitted to: (A) continue to prosecute the Type Certification Application and engage with the FAA in the ordinary course regarding certification activities, milestones, meetings and submissions (including responding to FAA Issue Papers, submitting compliance findings, conducting certification flight tests, and seeking establishment of the certification basis); (B) file, prosecute, amend or respond to inquiries regarding any exemption, certificate of authorization, special airworthiness certificate or other authorization from the FAA or other Aviation Authority in the ordinary course of business; (C) continue participation in the FAA’s eVTOL Integration Pilot Program or successor programs, including conducting demonstrations and operational evaluations; (D) perform under, and take actions reasonably necessary to maintain compliance with, Material Current Government Contracts and other government agreements in the ordinary course; (E) engage with the Bureau of Industry and Security, the Directorate of Defense Trade Controls, or any other Governmental Authority regarding export classifications, licenses, or commodity jurisdiction matters in the ordinary course; (F) continue manufacturing, research, development and testing activities pursuant to existing contractual arrangements; and (G) provide notices, filings or responses to any Aviation Authority or export control authority as required by applicable Law or regulation; provided, that the Company shall provide the Purchaser with prior written notice (which may be by email) of any material filing with, or submission to, an Aviation Authority to the extent reasonably practicable and shall consult in good faith with the Purchaser regarding any material proposed change to the scope of the Type Certification Application or any new exemption application that is outside the ordinary course of business.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in compliance with existing Company Benefits Plans or any Contract (including any warrant, option, or profits interest award) outstanding as of the date hereof which has been disclosed in writing to the Purchaser or through the virtual dataroom maintained by Box.com with respect to the Company (the “Dataroom”) or prior to the date of this Agreement;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required pursuant to the Company Certificate of Incorporation or the Organizational Documents of the Company in connection with the Transactions;

(iv) allow the aggregate Indebtedness of the Company to exceed $1,000,000, excluding amounts that may be owed pursuant to those items set forth on Section 6.02(b) of the Company Disclosure Letter;

(v) except as otherwise required by Company Benefit Plans or award agreements thereunder or as set forth on Section 6.02(b)(v) of the Disclosure Letter, (A) grant any severance, retention, change in control or termination or similar pay, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not C-level executives of the Company made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will be a C-level executive, other than in the ordinary course of business consistent with past practice, (F) terminate the employment or engagement of any C-level executive, other than for cause, death or disability or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(vi) enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company;

(vii) (A) make (other than consistent with past practice), change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to Taxes exceeding $500,000, (C) file any amended Tax Return for income or other material Taxes, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Company, (E) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar written agreement with any Governmental Authority, or (F) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar written agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(viii) knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Intellectual Property material to any of the businesses of the Company (other than non-exclusive licenses of Owned Intellectual Property granted to customers, suppliers or vendors in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of), or otherwise materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP (excluding non-exclusive licenses of Owned Intellectual Property to the Company’s customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property, or include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that would subject such Company Software to Copyleft Terms;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) terminate or assign any Company Material Contract or any material Company Real Property Lease or enter into any Contract that would be a Company Material Contract or material Company Real Property Lease, in any case outside of the ordinary course of business consistent with past practice or novations of Material Current Government Contracts that are required in connection with the Transactions;

(xii)enter into any new line of business or establish any Subsidiary in connection therewith;

(xiii) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Company, any material insurance policy insuring the Company;

(xiv) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xvi) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to the Company;

(xvii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing or in the Dataroom to the Purchaser;

(xviii) make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $500,000 (individually for any project) or $2,500,000 in the aggregate in each case excluding the incurrence of any ordinary course administrative costs and expenses and other expenses incurred in connection with the consummation of Transactions (including legal or accounting); provided, however, if Purchaser does not respond within five (5) Business Days of receipt of a request for consent to (A) capital expenditures related to type certification activities, flight testing, prototype development, manufacturing tooling, research and development, and compliance with Aviation Authorization requirements or (B) capital expenditures required for the performance of Material Current Government Contracts, Purchaser shall be deemed to have consented to such request;

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xx) voluntarily incur Liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan, in any case, outside of the ordinary course of business, taking into account the anticipated growth in the Company’s businesses over the twelve months beginning on the date of this Agreement, and excluding the expenses incurred in connection with the consummation of Transactions (including legal or accounting);

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights, other than dispositions of obsolete or surplus equipment in the ordinary course of business consistent with past practice;

(xxii) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxiii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement provided that ordinary-course engagement with Aviation Authorities, export control authorities, and government contract administration officials (including routine filings, applications, certifications, reports and responses to regulatory inquiries) shall not be deemed to violate this Section 6.02(b)(xxiii);

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice or any existing Contract (provided such Contract is not amended after the date of this Agreement) or its Organizational Documents);

(xxv) (A) limit the right of the Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company; or

(xxvi) authorize or agree to do any of the foregoing actions.

6.03  Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.03(b) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall, and shall cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to it and its businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination, by way of an amendment to the Purchaser’s Organizational Documents, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the PIPE Investment), as required by applicable Law or as set forth on Section 6.03(b) of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities other than the Redemption or a conversion of the Purchaser Class B Ordinary Shares in accordance with the Purchaser’s Organizational Documents;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $2,500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.03(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions (including the PIPE Investment, up to aggregate additional Indebtedness during the Interim Period of $1,500,000);

(v) (A) make (other than consistent with past practice), change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to Taxes exceeding $500,000, (C) file any amended Tax Return for income or other material Taxes, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to Purchaser, (E) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar written agreement with any Governmental Authority, or (F) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar written agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes;

(vi) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii) terminate, waive or assign any material right under any material Contract of Purchaser;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment));

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

6.04  Annual and Interim Financial Statements.

(a) To the extent not already delivered, as soon as reasonably practicable following the date of this Agreement, but in no event later than August 31, 2026, the Company shall deliver to the Purchaser audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the years ended December 31, 2024 and December 31, 2025, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and which have been audited in accordance with GAAP standards (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.06 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement; provided further that there shall be no material changes between the Audited Financial Statements and the PCAOB Financial Statements with respect to the particular fixed period.

(b) To the extent not already delivered, as soon as reasonably practicable following the date of this Agreement, but in no event later than August 31, 2026, the Company shall deliver to the Purchaser unaudited reviewed consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the six-month periods ending June 30, 2026 and 2025, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated 1Q Financial Statements”) and as soon as reasonably practicable, the Company shall deliver to the Purchaser any other audited or unaudited financial statements of the Company that are required by applicable law to be included in the Proxy Statement/Registration Statement; provided, that upon delivery of such Updated 1Q Financial Statements and any other audited or unaudited financial statements of the Company, the representation and warranties set forth in Section 4.06 shall be deemed to apply to the Updated 1Q Financial Statements and any other audited or unaudited financial statements of the Company, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c) Notwithstanding anything else in this Agreement, failure to provide the PCAOB Financial Statements and the Updated 1Q Financial Statements by the deadlines specified in Section 6.04 shall not be a breach of this Agreement.

6.05  Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Cayman Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(e) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on Nasdaq only the Domesticated Purchaser Common Stock and the Domesticated Purchaser Warrants.

6.06  No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction (other than the Purchaser and the Sponsor or their respective Representatives), and (ii) an “Alternative Transaction” means (A) with respect to the Company, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) all or any part of the business or assets of the Company, (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of stock or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of the Company and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination involving Purchaser or any of its Affiliates.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.07  No Trading.The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

6.09  Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be split equally between the Purchaser, on the one hand, and the Company, on the other hand), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, and (2) pay all remaining amounts then available in the Trust Account to Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.11  Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Purchaser or the Purchaser Shareholder, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments and (y) any counsel to Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) that become payable in connection with or by reason of the Transactions shall be borne and paid by the Company. The Company shall, at its own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(d) FIRPTA Certificate.

(i) The Company shall provide a certificate signed by an officer of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and that no interest in the Company is a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance set forth on Exhibit G.

(ii) The Company shall promptly notify Purchaser, and in all cases no later than seven (7) Business Days prior to the Closing, if it determines that it will not be able to deliver such certificate and form of notice as contemplated herein, and following such notice Purchaser and the Company shall reasonably cooperate to establish any other available exemption from withholding under Section 1445 of the Code.

(e) Following the Closing Date, the Purchaser shall reasonably cooperate with the shareholders of the Purchaser prior to the Closing Date to make available to any such shareholder who so requests information reasonably necessary for such shareholder (or its direct or indirect owners) to compute any income or gain arising (i) if applicable, as a result of the Purchaser’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing Date, including timely (A) publicly posting a PFIC Annual Information Statement to enable such holders to make a "Qualifying Electing Fund" election under Section 1295 of the Code for such taxable period, and (B) providing information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period, and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

6.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

6.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Updated 1Q Financial Statements and any other audited or unaudited financial statements of the Company that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the Purchaser or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Company’s and its Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants to be issued in exchange for the issued and outstanding Purchaser Ordinary Shares and the Cayman Purchaser Warrants, respectively, in the Domestication, (B) the shares of Domesticated Purchaser Common Stock that constitute the Aggregate Consideration, (C) the shares of Domesticated Purchaser Series A Preferred Stock that constitute the Convertible Note Consideration, (D) the Domesticated Purchaser Series A Investor Warrants that constitute the Pre-Funded Convertible Note Investor Warrant Consideration, (E) the shares of Domesticated Purchaser Common Stock issuable upon conversion of the shares of Domesticated Purchaser Series A Preferred Stock that constitute the Convertible Note Consideration, (F) the shares of Domesticated Purchaser Common Stock issuable upon exercise of the Domesticated Purchaser Series A Investor Warrants that constitute the Pre-Funded Convertible Note Investor Warrant Consideration, and (G) the shares of Domesticated Purchaser Common Stock subject to the Exchanged Options (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be split 50/50 by the Purchaser and the Company. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company and any of its stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, if applicable, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Company to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser or any of Purchaser’s Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval. The Purchaser shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public shareholders with the opportunity to elect to effect a Redemption in conjunction with the shareholder vote on the Transaction Proposals. The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders (A) to approve, as an ordinary resolution, this Agreement and the transactions contemplated hereby or referred to herein, including the Domestication and the Merger, in accordance with applicable Law and exchange rules and regulations, (B) to approve, as a special resolution passed by the holders of the Purchaser Class B Ordinary Shares entitled to vote thereon, the Domestication, (C) to approve, as a special resolution, adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, (D) to approve, as an ordinary resolution, the issuance of shares of Domesticated Purchaser Common Stock, shares of Domesticated Purchaser Series A Preferred Stock and Domesticated Purchaser Series A Investor Warrants as required by Nasdaq Listing Rule 5635, (E) to approve, as an ordinary resolution, the adoption by the Purchaser of the Equity Incentive Plan, (F) to approve, as an ordinary resolution, the appointment of the director nominees in accordance with Section 6.18 of this Agreement, (G) to approve, as an ordinary resolution (or, if required by applicable Law or the Purchaser's Organizational Documents, as a special resolution), any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) to approve, as an ordinary resolution (or, if required by applicable Law or the Purchaser’s Organizational Documents, as a special resolution), any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions, and (I) to approve, as an ordinary resolution, the adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, in the reasonable determination of the chairman of the Purchaser (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of Purchaser shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser Shareholders described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) the Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional Purchaser Shareholders’ Meetings in order to obtain the Purchaser Shareholder Approval provided, that, the Purchaser may make one or more successive postponements or, with the consent of the Purchaser Shareholders' Meeting, adjournments of the Purchaser Shareholders' Meeting, subject to applicable Law and the Purchaser Organizational Documents; provided that when the Purchaser Shareholders' Meeting is postponed or adjourned for thirty days or more, notice of the postponed or adjourned meeting shall be given as in the case of an original meeting.

(c) Company Stockholder Approvals.

(i) Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Stockholders pursuant to the terms of the Stockholder Support Agreement promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Stockholders. The Company shall provide the Purchaser with copies of each Written Consent it receives within two (2) Business Days following receipt of such Written Consent.

(ii) To the extent the Company Stockholder Approval is not delivered pursuant to Section 6.13(c)(i) within three (3) Business Days following the effectiveness of the Registration Statement (as declared effective under the Securities Act), then the Company shall take all action necessary to duly call, given notice, convene and hold a meeting of the Stockholders of the Company as soon as practicable, and, in connection therewith, the Company shall (a) mail an information statement and proxy solicitation which shall include, without limitation, the Registration Statement in advance of such meeting for the purpose of soliciting from the Stockholders of the Company proxies to vote in favor of the adoption of this Agreement and approval of the Transactions; and (b) use its reasonable best efforts to secure the vote or consent of the Stockholders of the Company required by applicable Law to obtain such approval. The Company shall keep the Purchaser updated with respect to proxy solicitation results as requested by the Purchaser. Once the Stockholder meeting of the Company has been duly called and noticed, the Company shall not postpone or adjourn such Stockholder meeting without the consent of the Purchaser (other than: (i) in order to obtain a quorum of Stockholders of the Company; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with the Purchaser to hold the Stockholder meeting of the Company prior to, or, on the same day and at the same time as the Purchaser Shareholders’ Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

6.14  Employee Matters.

(a) The Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of the Company (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed; provided, however, that maximum number of shares of Domesticated Purchaser Common Stock issuable thereunder immediately following the consummation of the Transactions shall not be less than twelve percent (12%) of the Purchaser Fully Diluted Capitalization at that time (the “EIP Limit”). If such Equity Incentive Plan is in agreed form prior to the effective date of the Registration Statement, the Purchaser shall, prior to the Closing Date, adopt such Equity Incentive Plan and submit it for approval of the Purchaser’s Shareholders at the Purchaser Shareholders’ Meeting. The Purchaser and the Company shall determine the initial award grants that shall be granted to eligible service providers identified by the Company and agreed to by the Purchaser as soon as reasonably practicable following the Effective Time and in a form of award agreement, in each case, as mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage nature of the Company) and in consultation with an independent outside compensation advisor, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

6.15  Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

6.16 Confidential Information. (a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section (a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section (a) furnish only that portion of such Purchaser Confidential Information; provided, that with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (i) applicable Law or (ii) legal, fiduciary or professional obligation, (iii) in accordance with written document retention policies and procedures and/or (iv) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided, that with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (i) the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, (ii) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Company, the Transactions or the Company Confidential Information.

6.17 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and Purchaser shall cause its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Purchaser during normal business hours of the Company, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including the Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

6.18  Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including the Purchaser causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven individuals (appointed in accordance and such that, as of the Closing, the Post-Closing Purchaser Board shall comply with Nasdaq rules). Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the one (1) Person that is designated by the Purchaser prior to the Closing (the “Designated Director”), and (ii) the remaining Persons, all of whom will be designated by the Company prior to the Closing. To the extent Designated Director declines to serve, is unable to serve, or is anticipated to fail to meet the applicable independence and other requirements of Nasdaq and SEC rules (as determined by Purchaser), Purchaser shall have the right to designate a replacement individual to serve as a director on the Post-Closing Purchaser Board. At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(b) The composition of the Post-Closing Purchaser Board shall satisfy the independence requirements under applicable Law and the relevant rules and regulations of Nasdaq such that a majority of the members of the Post-Closing Purchaser Board will be independent under applicable Law and the relevant rules and regulations of Nasdaq and other requirements of Nasdaq or any other applicable U.S. national securities exchange on which the Purchaser’s securities are listed.

6.19  Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, Merger Sub, and Company to, maintain in effect and honor the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, is or was a director, officer, employee or agent of the Purchaser, Merger Sub and Company, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrator, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, Merger Sub’s and Company’s Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub, and Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, Merger Sub and the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 without limit as to time.

(b) At or prior to the Closing, the Purchaser shall purchase a non-cancellable “tail” directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is currently covered by a directors’ and officers’ liability, employment practices liability, or fiduciary liability insurance policy of the Purchaser and Company, on terms and conditions with respect to coverage, deductibles and amounts no less favorable than those of such applicable policies in effect on the date of this Agreement for the six (6) year period following the Closing. The Purchaser and the Company shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.19.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser and/or Company, any other indemnification arrangement, any Law or otherwise. The obligations of the Purchaser and the Company under this Section 6.19(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties and his or her successors, heirs and permitted assigns, each of whom is an intended third-party beneficiary of this Section 6.19.

(d) If the Purchaser or, after the Closing, the Company, or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as applicable, honor and assume the indemnification and obligations set forth in this Section 6.19.

6.20 PIPE Investment. The Purchaser shall use its reasonable best efforts to satisfy the conditions of the closing obligations contained in the subscription agreements relating to the PIPE Investment and consummate the transactions contemplated thereby.

6.21 Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of shares of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such shares of Purchaser Class A Ordinary Shares, as required by the Purchaser’s Organizational Documents in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, and at least one (1) day prior to the Domestication, the Purchaser shall carry out the Redemption and use the proceeds held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the Purchaser’s Organizational Documents.

6.22 Domestication. Subject to receipt of the Purchaser Shareholder Approval, at least one (1) day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication.

6.23 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day of the Closing Date, the post-Domestication Purchaser, as the successor to the pre-Domestication Purchaser, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

6.24 Compliance. Within a reasonable period following the Closing, and to the extent not already in place, the Company will implement risk-based compliance measures, taking into account the Company’s business, operations and risk profile and having regard to applicable U.S. governmental guidance,, including the adoption and implementation of adequate risk-based policies and procedures reasonably designed to ensure compliance with (a) applicable Anti-Bribery Laws, including the internal-controls provisions imposed on issuers by the U.S. Foreign Corrupt Practices Act of 1977, as amended; and (b) applicable Sanctions Laws and International Trade Laws. The compliance program shall be proportionate to the Company’s actual regulatory exposure as an aviation OEM and shall not require the Company to implement controls designed for defense contractors holding facility security clearances or classified access absent the Company’s future acquisition of such clearances or access.

6.25  U.S. Citizenship. The Purchaser acknowledges that, as of the date hereof, the Company operates solely as an aircraft designer and manufacturer and does not hold economic authority from the Department of Transportation requiring U.S. citizenship under 49 U.S.C. § 40102(a)(15). If, at any time following the Closing, the Company applies for or is required to hold economic authority or other authorization from the Department of Transportation that requires U.S. citizenship, the Purchaser shall use commercially reasonable efforts to ensure that the post-closing corporate structure satisfies the U.S. citizenship requirements of 49 U.S.C. § 40102(a)(15), including with respect to voting control and beneficial ownership limitations applicable to U.S. air carriers and their affiliates. This Section 6.26 is a forward-looking covenant only and shall not be construed as a present-tense representation regarding the citizenship status of the Purchaser or any of its stockholders.

6.26  Name Change.

(a) At or prior to the Effective Time, but following the Purchaser Shareholders’ Meeting, the Surviving Company shall use commercially reasonable efforts to take all necessary corporate actions, including amending its certificate of incorporation and making all required filings with the Secretary of State of Delaware, to change its name to “Elroy Air Operating Company Inc.”, and the Parties shall cooperate in good faith in connection therewith.

(b) The Purchaser shall use commercially reasonable efforts to take all necessary corporate actions, including amending its certificate of incorporation and making all required filings with the Secretary of State of Delaware, to change its name to “Elroy Air, Inc.”, effective as soon as practicable following the Effective Time.

6.27 Type Certification Covenant. During the Interim Period, the Company shall diligently prosecute the Type Certification Application, including by engaging with the FAA regarding the establishment of the certification basis, continuing design and compliance activities, conducting required testing, and responding to FAA requests for information or meetings, in each case, in a manner consistent with internationally recognized aerospace engineering practices and applicable FAA policies and guidance. The Purchaser acknowledges that type certification timelines are subject to FAA processes, resource allocation, and requirements that are not within the sole control of the Company. Nothing in this Section 6.27 shall require the Company to accept onerous or commercially unreasonable conditions, special conditions, or equivalent levels of safety findings as a condition to advancing the Type Certification Application, provided that the Company shall consult in good faith with the Purchaser before rejecting any material FAA position on the certification basis. For the avoidance of doubt, the certification strategy being pursued by the Company targets a Restricted Category Type Certificate under 14 C.F.R. §21.25, using special-class criteria under §21.17(b), and no representation or covenant in this Agreement shall be construed to require the Company to alter its certification strategy or pursue any alternative category or pathway except as may be determined by the Company in its reasonable business judgment. The Company's obligations under this Section 6.27 are limited to actions within the Company's reasonable control, and the Company shall not be deemed in breach of this Section 6.27 by reason of any delay, inaction, or decision by the FAA or any other Aviation Authority. In addition, any good-faith disagreement between the Company and the FAA regarding the certification basis, compliance methods, or technical requirements shall not constitute a breach of this Section 6.27.

ARTICLE VII
CLOSING CONDITIONS

7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval shall have been obtained.

(b) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Governmental Approvals. All filings with and consents of any Governmental Authority identified on Section 7.01(d) of the Company Disclosure Letter shall have been made or obtained and shall be in full force and effect, and any waiting period (and any extension thereof) under any Law imposed by any Governmental Authority identified on Section 7.01(d) of the Company Disclosure Letter preventing, prohibiting or otherwise restraining the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(f) Nasdaq Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Common Stock (provided that such condition shall not apply to the extent the shares of Domesticated Purchaser Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of the Company not permitting a sufficient number of shares of Domesticated Purchaser Common Stock to be issued to non-Affiliates pursuant to Section 2.03 to be excluded from lock-up or other contractual restriction).

(g) HSR Approval. The statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 shall have expired or been earlier terminated.

7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Purchaser Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.22 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Trust Account. Purchaser shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to Purchaser at the Closing.

(f) Board Appointments. All action on the part of Purchaser shall have been taken by Purchaser such that the board of directors of the Purchaser as of immediately following the Closing shall consist of the directors contemplated by Section 6.18.

(g) Amendments to Company Warrants. Within ten (10) Business Days after the date hereof, the Company Warrants shall have been amended, restated and/or modified, as applicable, to provide for the automatic cashless exercise of such Company Warrants as of immediately prior to the Effective Time (in forms and on terms and conditions reasonably satisfactory to Purchaser), as provided in Section 2.01(b) and Section 2.01(c) of this Agreement.

(h) Closing Deliveries.

(i) OFFICER CERTIFICATE. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(ii) SECRETARY CERTIFICATE. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(iii)  ANCILLARY DOCUMENTS. The Purchaser shall have delivered to the Company:

(A) A copy of the A&R Registration Rights Agreement, duly executed by the Purchaser and the Sponsor;

(B) A copy of the Lock-up Agreements, duly executed by the Purchaser and the Sponsor, as applicable; and

(C) PIPE Investment related documents.

7.03 Conditions to Obligations of the Purchaser and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants (except for the requirement to provide the PCAOB Financial Statements and the Updated 1Q Financial Statements by the deadlines specified in Section 6.04) under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Company, since the date of this Agreement that is continuing.

(d) Closing Deliveries.

(i) OFFICER CERTIFICATE. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), 7.03(b) and 7.03(c).

(ii) SECRETARY CERTIFICATE. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

(iii) ANCILLARY DOCUMENTS. The Company shall have delivered to the Purchaser:

(A) a copy of the A&R Registration Rights Agreement, duly executed by the applicable Stockholders;

(B) A properly completed and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series from each Stockholder; provided, that failure to deliver the requisite tax forms shall not affect satisfaction of the conditions to closing, rather only the timing of the issuance of such Stockholder’s share of the Aggregate Consideration to such Stockholders who has failed to return the requisite tax forms.

(C) A properly completed and duly executed FIRPTA certificate in the form attached hereto as Exhibit G, as contemplated by Section 6.11(d)(i).

(D) A copy of the Seller Lock-Up Agreement, duly executed by each holder of equity securities of the Company who will receive, or would receive upon exercise of the Exchanged Options, at least 1.0% of the Aggregate Consideration.

(e) Closing Indebtedness. The Company shall have delivered to the Purchaser:

(i) a duly executed pay-off letter from each of the holders of the Closing Indebtedness, in a form reasonably satisfactory to Purchaser, certifying that all such Closing Indebtedness owing to such holder shall have been fully paid upon the receipt by such holder of funds pursuant to Section 3.03(c) hereof, to the extent such Closing Indebtedness is paid in full pursuant to Section 3.03(c) hereof; and

(ii) documentation evidencing to the reasonable satisfaction of Purchaser the release of all Liens securing any Closing Indebtedness.

7.04  Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company if there has been a Modification in Recommendation;

(c) by the Company if the Purchaser Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the applicable Purchaser Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by June 26, 2027 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Company is in material uncured breach of this Agreement;

(g) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time the Purchaser is in material uncured breach of this Agreement;

(h) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Purchaser shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation; or

(i) by written notice by the Company to the Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

8.02 Expenses. Except as provided herein, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

8.03 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.03 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

ARTICLE IX
MISCELLANEOUS

9.01 No Survival. Except (x) as otherwise contemplated by Section 8.03 or (y) for Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or other electronic means (including email), with evidence of transmission, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

If to the Purchaser:	with a copy (which will not constitute notice) to:

Columbus Circle Capital Corp II 3 Columbus Circle. 24th Floor New York, New York 10019 Attn: Gary Quin	White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Attn: Joel Rubinstein; Jason Rocha
Email: **********	Email: **********;
**********

If to the Company, to:	with a copy (which will not constitute notice) to:

Elroy Air, Inc. 440 Eagle Ct	DLA Piper LLP (US) 3203 Hanover Street, Suite 100
Byron, CA 94514 Attn: Andrew Clare	Palo Alto, CA 94304 Attn: Josh Seidenfeld; Elena Nrtina
Email: **********	Email: **********;
**********

9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.04 Third Parties. Except for the Persons granted the rights set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9.08  Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have no adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.09  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.10  Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”;(h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.13  Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14  Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “CMII Group”), on the one hand, and (y) the Purchaser following the Closing, the Company and/or any member of the Elroy Group, on the other hand, any legal counsel, including White & Case LLP (“W&C”), that represented the Purchaser and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the CMII Group, in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser and/or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Purchaser, the Sponsor and/or any other member of the CMII Group, on the one hand, and W&C, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the CMII Group after the Closing, and shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Elroy Group”), on the one hand, and (y) the Company (following the Closing) and/or any member of the CMII Group, on the other hand, any legal counsel, including DLA Piper LLP (“DLA”) that represented the Company prior to the Closing may represent any member of the Elroy Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the Elroy Group, on the one hand, and DLA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii) DLA has represented the Elroy Group with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the CMII Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have DLA be disqualified from representing (a) any member of the Elroy Group in connection with any dispute that may arise between such parties and the CMII Group or (b) the Purchaser or the Company in connection with any dispute that may arise between such parties and the members of the Elroy Group.

9.15 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public shareholders and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (iii) if the Purchaser holds a shareholder vote to amend the Purchaser’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Purchaser’s Organizational Documents relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public shareholders for any reason whatsoever; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the Purchaser’s public shareholders and any assets that have been purchased or acquired with any such funds).

9.16 Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Purchaser Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

ARTICLE X
DEFINITIONS

10.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals. “Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Additional Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Common Stock Base Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to the quotient of: (a) (i) the Base Purchase Price, minus (ii) the Closing Indebtedness except as set forth in Schedule 10-A of the Company Disclosure Letter, in each case excluding any Indebtedness incurred pursuant to the Pre-Funded Note Investment, divided by (b) the Redemption Price, less (c) the aggregate number of shares of Domesticated Purchaser Common Stock issuable in respect of the Preferred Stock Preference Exchange and the Preferred Stock As-Converted Exchange pursuant to Section 2.03(a)(iii).

“Aggregate Consideration” means the Aggregate Common Stock Base Consideration, the Aggregate Preferred Stock Consideration and the Aggregate Earn-out Consideration.

“Aggregate Earn-out Consideration” has the meaning specified in Section 2.09(a).

“Aggregate Preferred Stock Consideration” has the meaning specified in Section 2.02(c).

“Agreement” has the meaning specified in the Preamble.

“AI/ML” means any and all deep learning, machine learning, and other artificial intelligence technologies, including any software algorithms, neural networks, large language models, generative AI, or models that process or analyze input data, learn from that data, generate outputs, make decisions or predictions, automate tasks, or otherwise mimic, augment, or substitute human cognitive functions.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the transactions contemplated in this Agreement, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter).

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010, and any rules or regulations promulgated thereunder; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any similar anti-corruption or anti-bribery Law applicable to the Company.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Applicable Pre-Funded Convertible Note Conversion Price” means $12 per share, as may be adjusted pursuant to the terms and conditions of the applicable Pre-Funded Convertible Notes.

“Approvals” has the meaning specified in Section 4.09.

“Aviation Authority” means the Federal Aviation Administration, the Department of Transportation, the National Transportation Safety Board, or any foreign civil aviation authority or equivalent Governmental Authority having jurisdiction over the design, manufacture, certification, registration, operation or export of aircraft, unmanned aircraft systems, or aviation products.

“Aviation Authorizations Schedule” has the meaning specified in Section 4.09(b).

“Aviation Customer Agreements” has the meaning specified in Section 4.13(a)(xix).

“Base Purchase Price” means $800,000,000.

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Organizational Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in the Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116-136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman Purchaser Private Placement Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, purchased by the Sponsor concurrently with the Purchaser’s IPO.

“Cayman Purchaser Public Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman Purchaser Units sold in the Purchaser’s IPO.

“Cayman Purchaser Units” has the meaning specified in the Recitals.

“Cayman Purchaser Warrant” has the meaning specified in the Recitals.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Certificate of Merger” has the meaning specified in the Recitals.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Purchaser; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Purchaser or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of the Purchaser.

“Class A Preferred Investor Warrant Consideration” has the meaning specified in Section 2.02(b).

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Indebtedness” means the aggregate Indebtedness of the Company as of immediately prior to the Effective Time.

“Closing Press Release” has the meaning specified in Section 6.15(b).

“CMII Group” has the meaning specified in Section 9.14(a)(i).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Common Stock Exchange Ratio” means the Aggregate Common Stock Base Consideration divided by the Company Adjusted Fully Diluted Capital.

“Common Stock Price” means the share price equal to the closing sale price of one share of Domesticated Purchaser Common Stock as reported on Nasdaq (or the exchange on which the shares of Domesticated Purchaser Common Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into the Domesticated Purchaser Common Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable mutual agreement of the Purchaser and the Company), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the Domesticated Purchaser Common Stock).

“Company” has the meaning specified in the Preamble.

“Company Adjusted Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, assuming and after giving effect to the conversion of all Company Convertible Securities pursuant to Section 2.02, (ii) all shares of Company Common Stock issuable upon full exercise of all issued and outstanding Company Warrants (calculated using the treasury method of accounting on a cashless exercise basis), (iii) all shares of Company Common Stock issuable upon full exercise of all Vested Company Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), and (iv) all shares of Company Common Stock issuable upon full exercise of all Unvested Company Options, which are not the Signing-Date Unvested Company Options, that remain outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis).

“Company Aviation Authorizations” has the meaning specified in Section 4.26(a).

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company.

“Company Board” has the meaning specified in the Recitals.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as then currently in effect.

“Company Closing Certificate” has the meaning specified in Section 3.02(b).

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Security” means each convertible promissory note, simple agreement for future equity or similar instrument or Contract issued by the Company or entered into by the Company pursuant to which any Person has the right to convert or exchange such instrument or Contract into equity securities of the Company (for the avoidance of doubt, excluding Company Warrants and Company Options).

“Company Common Stock” means collectively, shares of (i) common stock of the Company, $0.0001 par value per share, and (ii) non-voting common stock of the Company, $0.0001 par value per share.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, assuming and after giving effect to the conversion of all Company Convertible Securities (other than the Pre-Funded Convertible Notes) pursuant to Section 2.02, (ii) shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time, assuming and after giving effect to the conversion of all Company Convertible Securities (other than the Pre-Funded Convertible Notes) pursuant to Section 2.02, (iii) all shares of Company Common Stock and Company Preferred Stock issuable upon full exercise of all issued and outstanding Company Warrants (calculated using the treasury method of accounting on a cashless exercise basis), (iv) all shares of Company Common Stock issuable upon full exercise of all Vested Company Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis) and (v) all shares of Domesticated Purchaser Common Stock that are issuable upon conversion of Domesticated Purchaser Series A Preferred Stock issued pursuant to Section 2.02(a) of this Agreement.

“Company Incentive Plan” means the means that certain 2016 Equity Incentive Plan of the Company, as amended from time to time.

“Company IP” means any and all Intellectual Property that is owned or purported to be owned (in whole or in part), licensed, used or held for use by the Company.

“Company IP Licenses” means any and all Intellectual Property licenses, sublicenses and other agreements or permissions that the Company is party to or is otherwise authorized to use or practice any Intellectual Property under, excluding Off-the-Shelf Software and non-exclusive licenses of Intellectual Property granted in agreements with suppliers, customers or end users in the ordinary course of business where the license is not the primary purpose of the agreement.

“Company Leased Real Properties” has the meaning specified in Section 4.16(b).

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company operates (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers and including any changes, developments or conditions generally affecting the autonomous aviation, unmanned aircraft systems or urban air mobility industries), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company, (i) any matter set forth on the Company Disclosure Letter, (j) any action taken by, or at the request of, the Purchaser, (k) any change in, or proposed change to, regulations, orders, guidance, policy statements, notices of proposed rulemaking, advisory circulars or interpretive rules issued by the Federal Aviation Administration, the Department of Transportation, the Bureau of Industry and Security, the Directorate of Defense Trade Controls or any other Governmental Authority having jurisdiction over the Company’s aviation, export control or defense trade activities, including without limitation any changes to or delays in the implementation of proposed rules regarding beyond-visual-line-of-sight operations (including 14 C.F.R. Part 108), any changes to the FAA’s eVTOL Integration Pilot Program or successor programs, and any changes to type certification timelines, policies or procedures generally applicable to applicants, (l) any change in the timing, scope or requirements of any type certification, supplemental type certification, airworthiness certification, production certification or other FAA certification process applicable to the Company or its products that does not result from a Company-specific enforcement action, and (m) any individual crash, forced landing, ground incident, loss of vehicle, inflight anomaly, or operational mishap involving any aircraft, unmanned aircraft system, or prototype manufactured, assembled, tested, or operated by the Company or on the Company’s behalf (including under public aircraft authority), together with any resulting investigation by the National Transportation Safety Board, the FAA, or any other Aviation Authority, except to the extent that such event results in a material enforcement action specifically directed at the Company by the FAA; provided, further, that any Event referred to in clauses (a), (b), (d), (e) (g), (k) (l), or (m) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company, relative to similarly situated companies in the autonomous aviation and unmanned aircraft systems industry in which the Company conducts its operations, but only to the extent of the incremental disproportionate effect on the Company, relative to similarly situated companies in the autonomous aviation and unmanned aircraft systems industry in which the Company conducts its operations.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Aviation Authorizations” has the meaning specified in Section 4.26(a).

“Company Options” means all options to purchase shares of Company Common Stock that are outstanding as of immediately prior to the Effective Time.

“Company Option Exchange Ratio” means the quotient of (A) the Per Share Base Consideration divided by (B) the Redemption Price.

“Company Owned Properties” has the meaning specified in Section 4.16(a).

“Company Permits” has the meaning specified in Section (a).

“Company Personal Property Leases” has the meaning specified in Section 4.17.

“Company Preferred Stock” means, collectively, the (i) Series Seed Preferred Stock, (ii) Series Seed-1 Preferred Stock, (iii) Series Seed-2 Preferred Stock, (iv) Series Seed-3 Preferred Stock, (v) Series A-1 Preferred Stock, (vi) Series A-2 Preferred Stock, (vii) Series AA Preferred Stock of the Company, (viii) Series AA-1 Preferred Stock, (ix) Series AA-2 Preferred Stock, (x) Series AA-3 Preferred Stock, (xi) Series AAA Preferred Stock of the Company, (xii) Series AAA-1 Preferred Stock, (xiii) Series A Prime Preferred Stock, (xiv) Series Seed Prime Preferred Stock, (xv) Series A Prime Non-Voting Preferred Stock, and (xvi) Series Seed Prime Non-Voting Preferred Stock.

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Securities” means, collectively, the Company Common Stock, the Company Preferred Stock, the Company Convertible Securities, the Company Options, the Company Warrants and all other shares, warrants and other securities of the Company.

“Company Software” means any and all Software which the Company owns or purports to own, in whole or in part.

“Company Stockholder Approval” has the meaning specified in Section 4.02.

“Company Transaction Costs” means all fees, costs and expenses of the Company, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including:

(a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail; but excluding (i) the amount of any Transfer Taxes and (ii) any other amounts payable by the Purchaser hereunder.

“Company Warrants” means all warrants to purchase any shares or other equity interests of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (including all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Convertible Note Consideration” has the meaning specified in Section 2.02(a).

“Copyleft Terms” has the meaning specified in Section 4.14(e).

“Copyrights” has the meaning specified in the definition of “Intellectual Property”.

“CUI” has the meaning specified in Section 4.26(h).

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“D&O Tail” has the meaning specified in Section 6.19(b).

“Designated Director” has the meaning specified in Section 6.18(a).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Purchaser Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 2.05.

“DLA” has the meaning specified in Section 9.14(a)(ii).

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Series A Investor Warrants” has the meaning specified in the Recitals.

“Domesticated Purchaser Series A Preferred Stock” has the meaning specified in the Recitals.

“Domesticated Purchaser Unit” means, following the Domestication, a unit of the Purchaser.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Draft Company Financials” has the meaning specified in Section 4.06(a).

“Earn-out Exchange Ratio” means the Earnout Shares divided by the Company Fully Diluted

Capital.

“Earnout Period” means the time period beginning on the Closing Date and ending on the date that is the fourth anniversary of the Closing Date.

“Earnout Shares” means the up to 11,000,000 shares of Domesticated Purchaser Common Stock that may be issued to the Eligible Stockholders pursuant to Section 2.09.

“Effective Time” has the meaning set forth in Section 1.02(a).

“Eligible Stockholder” means a holder of Company Common Stock, Company Preferred Stock, Pre-Funded Convertible Notes, Company Warrants (including for this purpose the Company Pre-Funded Convertible Note Investor Warrants) or Vested Company Options as of immediately prior to the Effective Time and each of their respective successors and assigns. As of the date of this Agreement, the Eligible Stockholders are listed on Schedule 10-C of the Company Disclosure Letter.

“Elroy Group” has the meaning specified in Section 9.14(a)(ii).

“Employee and Contractor Agreements” has the meaning specified in Section 4.13(xv).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety (with respect to exposure to Hazardous Materials), (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution, or (e) Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.21(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning specified in Section 2.04(a).

“Exchanged Option” has the meaning specified in Section 2.03(a)(ii).

“Excluded Share” has the meaning specified in Section 2.03(a)(i).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Fraud” means actual, intentional, and deliberate fraud as defined under the common law of the State of Delaware by a Party in the making of the representations and warranties set forth in Article IV or Article V of this Agreement, as applicable. For the avoidance of doubt, the term Fraud does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness, and (ii) a claim for Fraud may only be made against the Party who committed such Fraud and shall be responsible for such Fraud only to the Party that suffered damage from such alleged Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Government Bid” means any offer, bid, proposal or quotation submitted by the Company to any Governmental Authority or to any prime contractor or higher-tier subcontractor of a Governmental Authority that, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between the Company, on the one hand, and (a) a Governmental Authority, (b) any prime contractor of a Governmental Authority in such prime contractor’s capacity as a prime contractor, or (c) any higher-tier subcontractor with respect to a Contract described in clause (a) or (b), on the other hand, including any individual task, delivery or purchase order, basic ordering agreement, blanket purchase agreement, grant, cooperative agreement, other transaction agreement (OTA) or similar Contract or agreement.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department. or agency, any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

“Government Official” shall mean any individual working for or on behalf of a Governmental Authority. Examples include a foreign customs official; an inspector from a tax, health, or environmental agency; an employee in the procurement department of a state-owned manufacturer; a journalist employed by a state-owned media company; and a professor or researcher at a state-owned university.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, or “waste” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insurance Policies” has the meaning specified in Section 4.23(a).

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (i) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (ii) all trade names, trade dress, trademarks, service marks, slogans, logos or internet domain name registrations, social media usernames, handles, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (iii) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 6.01(a).

“International Trade Laws” means (a) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security)) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; and State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130 and (b) all comparable applicable Laws outside the United States.

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus. “IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 10, 2026 (File No. 333-292861).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” means any and all technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Company in the conduct of its business.

“JOBS Act” has the meaning specified in Section 5.06.

“Knowledge” means, with respect to (i) the Company, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-B of the Company Disclosure Letter and (ii) the Purchaser, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-A of the Purchaser Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 2.04(b).

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreements” has the meaning specified in the Recitals.

“Material Current Government Contract” has the meaning specified in Section 4.10(a).

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Modification in Recommendation” has the meaning specified in Section 6.13(b).

“Nasdaq” has the meaning specified in Section 5.06(a).

“Non-Recurring Revenue” means revenue (as defined by GAAP) generated from (i) acquisitions and divestitures that occur following the Closing, and (ii) research and development conducted for Governmental Authorities. For the avoidance of doubt, any revenue generated from sales relating to aircraft or aircraft production shall not be deemed “Non-Recurring Revenue,” even such sales are one-time or non-recurring.

“OFAC” has the meaning specified in Section 4.25(c).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Organic Revenue” means revenue (as defined by GAAP) but excluding Non-Recurring Revenue. For the avoidance of doubt, “Organic Revenue” shall include any revenue generated from sales relating to aircraft or aircraft production even such sales are one-time or non-recurring.

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means any and all Intellectual Property which the Company owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP and all other Intellectual Property required to be set forth in Section 4.14(a) of the Company Disclosure Letter.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning specified in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” has the meaning specified in Section 6.04(a).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto in accordance with GAAP; (b) other Liens imposed by operation of Law arising in the ordinary course of business relating to obligations, which either are (A) not yet due and payable or (B) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established with respect thereto in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business in connection with social security; (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (e) Liens arising under this Agreement or any Ancillary Document; or (f) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information that identifies, relates to, or is linked or reasonably linkable to an individual or household and includes any “personal information,” “personal data,” “personally identifiable information” or similar term as defined by Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Share Base Consideration” means (a) with respect to shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, the right to receive the applicable number of shares of Domesticated Purchaser Common Stock set forth in Section 2.03(a)(iii) and (b) with respect to shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, the right to receive the number of shares of Domesticated Purchaser Common Stock equal to (x) the number of shares of Company Common Stock, multiplied by (y) the Common Stock Exchange Ratio.

“Per Share Earn-out Consideration” has the meaning specified in Section 2.02(e).

“PIPE Investment” has the meaning specified in the Recitals.

“Post-Closing Purchaser Board” has the meaning specified in Section 6.18(a).

“Preferred Bidder Status” means having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status and/or other preferential status.

“Preferred Stock As-Converted Exchange” has the meaning specified in Section 2.03(a)(iii).

“Preferred Stock Preference Exchange” has the meaning specified in Section 2.03(a)(iii).

“Preferred Stock Liquidation Preference means, as applicable, (i) with respect to the Series Seed Preferred Stock, an amount per share equal to $2.0920 per share, plus any dividends declared but unpaid thereon, (ii) with respect to each share of Series Seed-1 Preferred Stock, an amount equal to $1.4075 per share, plus any dividends declared but unpaid thereon, (iii) with respect to the Series Seed-2 Preferred Stock, an amount per share equal to $1.6891 per share, plus any dividends declared but unpaid thereon, (iv) with respect to the Series Seed-3 Preferred Stock, an amount per share equal to $1.8828 per share, plus any dividends declared but unpaid thereon, (v) with respect to the Series A-1 Preferred Stock, an amount per share equal to $1.2503 per share, plus any dividends declared but unpaid thereon, (vi) with respect to the Series A-2 Preferred Stock, an amount per share equal to $1.0628 per share, plus any dividends declared but unpaid thereon, (vii) with respect to the Series AA Preferred Stock, an amount per share equal to $4.21669 per share, plus any dividends declared but unpaid thereon, (viii) with respect to the Series AA-1 Preferred Stock, an amount per share equal to $3.5492 per share, plus any dividends declared but unpaid thereon, (ix) with respect to the Series AA-2 Preferred Stock, an amount per share equal to $3.58419 per share, plus any dividends declared but unpaid thereon, (x) with respect to the Series AA-3 Preferred Stock, an amount per share equal to $3.37335 per share, plus any dividends declared but unpaid thereon, (xi) with respect to the Series AAA Preferred Stock, an amount per share equal to $4.3611 per share, plus any dividends declared but unpaid thereon, (xii) with respect to the Series AAA-1 Preferred Stock, an amount per share equal to $3.6414 per share, plus any dividends declared but unpaid thereon, (m) with respect to the Series A Prime Preferred Stock, an amount per share equal to $0.232374 per share, plus any dividends declared but unpaid thereon, (xiii) with respect to the Series A Prime Non-Voting Preferred Stock, an amount per share equal to $0.232374 per share, plus any dividends declared but unpaid thereon, (xiv) with respect to the Series Seed Prime Preferred Stock, an amount per share equal to $0.0001 per share, plus any dividends declared but unpaid thereon, and (xv) with respect to the Series Seed Prime Non-Voting Preferred Stock, an amount per share equal to $0.0001 per share, plus any dividends declared but unpaid thereon.

“Pre-Funded Convertible Note” means collectively, (i) those certain convertible promissory notes issued by the Company to the purchasers thereof pursuant to the Pre-PIPE Note Purchase Agreement (the “Seller Pre-Funded Convertible Notes”) and (ii) those certain convertible promissory notes issued by the Company to the purchasers thereof pursuant to the Pre-PIPE Securities Purchase Agreement (the “Sponsor Pre-Funded Convertible Notes”).

“Pre-Funded Convertible Note Investor Warrant Consideration” has the meaning specified in Section 2.02(b).

“Pre-Funded Note Investment” has the meaning specified in the Recitals.

“Pre-PIPE Note Purchase Agreement” has the meaning specified in the Recitals.

“Pre-PIPE Securities Purchase Agreement” has the meaning specified in the Recitals.

“Processing” means any operation or set of operations, whether automated or manual, on Personal Information, including but not limited to collection, recording, storage, transmission, access, review, correction, deletion, organization, combination, or other processing.

“Pro Rata Share” means, for each Eligible Stockholder, a percentage determined by dividing (a)

(i) the total number of shares of Domesticated Purchaser Common Stock issued or issuable to such Eligible Stockholder in the Merger in exchange for such Eligible Stockholder’s Company Common Stock, Company Convertible Securities, Company Preferred Stock, Company Warrants and Vested Company Options or (ii) in the case of holders of Pre-Funded Convertible Notes prior to the Merger, the total number of shares of Domesticated Purchaser Common Stock issuable to such Eligible Stockholder upon a hypothetical conversion at the time of the applicable Triggering Event of such Eligible Stockholder’s Domesticated Purchaser Series A Preferred Stock received in the Merger, divided by (b) the sum of (i) the total number of shares of Domesticated Purchaser Common Stock issued to all Eligible Stockholders in the Merger in exchange for the Company Common Stock, Company Convertible Securities, Company Preferred Stock, Company Warrants and Vested Company Options; and (ii) the total number of shares of Domesticated Purchaser Common Stock issuable to such Eligible Stockholders upon a hypothetical conversion of all Eligible Stockholders’ Domesticated Purchaser Series A Preferred Stock at the time of the applicable Triggering Event.

“Protected Information” means data or information under the possession and control of the Company that is (i) proprietary, (ii) sensitive, or (iii) subject to a statutory, legal or contractual duty of confidentiality that is legally binding on the Company, but does not include any Personal Information or any publicly-available data.

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Bylaws upon Domestication” has the meaning specified in the Recitals.

“Purchaser Charter upon Domestication” has the meaning specified in the Recitals.

“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of a par value of $0.0001 per share of the Purchaser.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of a par value of $0.0001 per share of the Purchaser.

“Purchaser Closing Certificate” has the meaning specified in Section 3.02(a).

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Purchaser Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Purchaser; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Purchaser or Merger Sub; (ii) the taking of any action required by this Agreement or any Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any Series A Preferred Stock Investor or investor in any PIPE Investment, in each case who is not Inflection Point Asset Management or an Affiliate of Inflection Point Asset Management, under any Series A SPA or other similar agreement related to financing the Company or Purchaser (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Purchaser Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clause (B) and (C) and of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being a resolution passed by a majority of not less than two-thirds of the outstanding Purchaser Ordinary Shares entitled to vote in person or, where proxies are allowed, by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting, (ii) those Transaction Proposals identified in clauses (A), (D), (E), (F), (G), (H) and (I) of Section 6.13(b), in each case, by an ordinary resolution under Cayman Islands Law, being a resolution passed by a simple majority of the outstanding Purchaser Ordinary Shares entitled to vote in person or, where proxies are allowed, by proxy, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents), and (iii) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the holders of the Purchaser Ordinary Shares.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“Purchaser Transaction Costs” means: (a) all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account; and (b) any Indebtedness of the Purchaser owed to its Affiliates or shareholders.

“Redemption” has the meaning specified in the Recitals.

“Redemption Price” shall mean an amount equal to the price at which each Purchaser Class A Ordinary Share may be redeemed pursuant to the Redemption.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Jurisdiction” has the meaning specified in Section 4.25(c).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), or (ii) any country in which the Purchaser or the Company or any agent acting on behalf of the forgoing is performing activities that create jurisdiction.

“SDN List” has the meaning specified in Section 4.25(c).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any data breach or security incident that (i) materially impacts the confidentiality, integrity or availability of (a) the Personal Information and/or Protected Information that is Processed by the Company, or (b) the IT Assets that are material to the operations of the Company or the Processing of Personal Information and/or Protected Information by the Company, or (ii) is otherwise required to be notified or reported to an individual regulator or other third party under applicable Law or pursuant to an obligation under a Contract that is legally binding on the Company.

“Seller Lock-Up Agreement” has the meaning specified in the Recitals.

“Series A Preferred Stock Certificate of Designation” has the meaning specified in the Recitals.

“Series A-1 Preferred Stock” means Series A-1 Preferred Stock of the Company, par value $0.0001 per share.

“Series A-2 Preferred Stock” means Series A-2 Preferred Stock of the Company, par value $0.0001 per share.

“Series A Prime Non-Voting Preferred Stock” means Series A Prime Non-Voting Preferred Stock of the Company, par value $0.0001 per share.

“Series A Prime Preferred Stock” means Series A Prime Preferred Stock of the Company, par value $0.0001 per share.

“Series AA Preferred Stock” means Series AA Preferred Stock of the Company, par value $0.0001 per share.

“Series AA-1 Preferred Stock” means Series AA-1 Preferred Stock of the Company, par value $0.0001 per share.

“Series AA-2 Preferred Stock” means Series AA-2 Preferred Stock of the Company, par value $0.0001 per share.

“Series AA-3 Preferred Stock” means Series AA-3 Preferred Stock of the Company, par value $0.0001 per share.

“Series AAA Preferred Stock” means Series AAA Preferred Stock of the Company, par value $0.0001 per share.

“Series AAA-1 Preferred Stock” means Series AAA-1 Preferred Stock of the Company, par value $0.0001 per share.

“Series Seed Preferred Stock” means Series Seed Preferred Stock of the Company, par value $0.0001 per share.

“Series Seed Prime Non-Voting Preferred Stock” means Series Seed Prime Non-Voting Preferred Stock of the Company, par value $0.0001 per share.

“Series Seed Prime Preferred Stock” means Series Seed Prime Preferred Stock of the Company, par value $0.0001 per share.

“Series Seed-1 Preferred Stock” means Series Seed-1 Preferred Stock of the Company, par value $0.0001 per share.

“Series Seed-2 Preferred Stock” means Series Seed-2 Preferred Stock of the Company, par value $0.0001 per share.

“Series Seed-3 Preferred Stock” means Series Seed-3 Preferred Stock of the Company, par value $0.0001 per share.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and computer programs and applications, and AI/ML, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, filed, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Sponsor” means Columbus Circle 2 Sponsor Corporation LLC, a Delaware limited liability company.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Stockholder Support Agreement” has the meaning specified in the Recitals.

“Stockholders” means the Persons who hold shares of capital stock of the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Company” has the meaning specified in the Recitals.

“Surviving Company Share” has the meaning specified in Section 1.02(d).

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Third-Party Datasets” has the meaning specified in Section 4.14(i).

“Top Customers” has the meaning specified in Section 4.24(a).

“Top Suppliers” has the meaning specified in Section 4.24(b).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning specified in the definition of “Intellectual Property”.

“Trading Day” means any day on which shares of Domesticated Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Purchaser Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 6.13(b).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Triggering Event” means either Triggering Event I, Triggering Event II or Triggering Event III.

“Triggering Event I” shall occur if, within the Earnout Period, the Common Stock Price of one share of the Domesticated Purchaser Common Stock is greater than or equal to $15.00 per share for 20 days during any 30-trading day period commencing on the one-year anniversary of the Closing and ending on the four-year anniversary of Closing.

“Triggering Event II” shall occur if, within the Earnout Period, the Common Stock Price of one share of the Domesticated Purchaser Common Stock is greater than or equal to $20.00 per share for 20 trading days during any 30-trading day period commencing at the one-year anniversary of Closing and ending on the four-year anniversary of Closing.

“Triggering Event III” shall occur if the Organic Revenue for the Purchaser during any trailing two (2) quarter period ending not later than June 30, 2028 equals or exceeds $50,000,000.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.15.

“Trustee” has the meaning specified in Section 5.15.

“Type Certification Application” has the meaning specified in Section 4.26(c).

“Vested Company Options” means all Company Options that are vested and exercisable as of immediately prior to the Effective Time (after giving effect to any acceleration of vesting).

“Unaudited Company Financials” has the meaning specified in Section 4.06(a).

“Unvested Company Options” means all Company Options that, as of immediately prior to the Effective Time (after giving effect to any acceleration of vesting), remain subject to vesting conditions that have not yet been satisfied or waived.

“Updated 1Q Financial Statements” has the meaning specified in Section 6.04(b).

“WARN Act” has the meaning specified in Section 4.19(f).

“Warrant Agreement” means that certain Warrant Agreement, dated as of February 10, 2026, by and between the Purchaser and Continental, as warrant agent.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

Columbus Circle Capital Corp. II

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	Chief Executive Officer and Chairman of the Board

The Company:

ELROY AIR, INC.

By:	/s/ Andrew Clare
Name:	Andrew Clare
Title:	Chief Executive Officer

Merger Sub:

IPGX MERGER SUB, INC.

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	President

(Signature Page to Business Combination Agreement)

Exhibit A — Form of Purchaser Charter Upon Domestication

CERTIFICATE OF INCORPORATION

OF

[ELROY], INC.

ARTICLE I.

The name of the corporation is [Elroy], Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Dr., Wilmington, New Castle County, DE 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Columbus Circle Capital Corp. II, a Cayman Islands exempted company limited by shares (“Columbus Circle”), as a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Columbus Circle (the “Certificate of Domestication”).

ARTICLE IV.

Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is [●] consisting of two classes as follows:

(a)	[●] shares of common stock, with a par value of $0.0001 per share (the “Common Stock”); and

(b)	[●] shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

Upon the filing of the Certificate of Domestication and this Certificate of Incorporation, each issued and outstanding ordinary share of Columbus Circle shall convert automatically, on a one-for-one basis, into one (1) share of Common Stock, without any action required on the part of the Corporation or the holders thereof.

1

Section 4.2 Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, including “blank check” preferred stock, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Section 4.3 Number of Authorized Shares. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Common Stock or Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 4.4 Common Stock. The powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights. Except as otherwise required by law, each share of Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b) Dividends and Distributions. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

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(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

ARTICLE VI.

Section 6.1 Management. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.2 Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 6.3 Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors, and, at each annual meeting of shareholders, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

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Section 6.4 Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director (other than any Director elected by the separate vote of one or more outstanding series of Preferred Stock), and not by the stockholders. Any Director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 6.5 Removal With or Without Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may otherwise be removed with or without cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, at a meeting duly called for that purpose.

Section 6.6 Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VII.

Section 7.1 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 7.2 Special Meetings. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other Person. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may not be called by the stockholders of the Corporation or any other Person.

Section 7.3 Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII.

The affirmative vote of at least two-thirds of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of at least a majority of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in Articles I, II, and III of this Certificate of Incorporation.

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If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE IX.

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Restated Certificate inconsistent with this Article IX, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE X.

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Neither any amendment nor repeal of this Article X, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article X, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

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ARTICLE XI.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws of the Corporation or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

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To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws of the Corporation and (c) any amendment to this Certificate of Incorporation or the Bylaws of the Corporation enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws of the Corporation and applicable law.

ARTICLE XIII.

Section 13.1 In recognition and anticipation that members of the Board of Directors who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 13.2 No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (collectively, “Identified Persons” and, each individually, an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 13.3. Subject to Section 13.3, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 13.3 The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 13.2 shall not apply to any such corporate opportunity.

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Section 13.4 In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 13.5 Solely for purposes of this Article XIII, “Affiliate” shall mean (a) in respect of any stockholder, any Person that, directly or indirectly, is controlled by such stockholder, controls such stockholder or is under common control with such stockholder and shall include (i) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of such stockholder, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 13.6 To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

ARTICLE XIV.

Section 14.1 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of ten percent (10%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(c) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(d) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates:

(i) beneficially owns such stock, directly or indirectly; or

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(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii) has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.

(e) “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(f) “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(g) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(h) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

ARTICLE XV.

The name and mailing address of the sole incorporator is as follows:

[●]

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this ___________day of _________, 2026.

[ELROY], INC.

By:
Name:
Title:

Signature Page to Certificate of Incorporation

Exhibit B — Form of Purchaser Bylaws upon Domestication

BYLAWS

OF

[ELROY], INC.

Dated as of [       ], 2026

i

ARTICLE IV.	COMMITTEES	17

Section 4.01	Committees	17

ii

ARTICLE IX.	INDEMNIFICATION	22

Section 9.01	Indemnification of Directors and Officers	22

Section 9.02	Indemnification of Others	22

Section 9.03	Prepayment of Expenses	22

Section 9.04	Determination; Claim	22

Section 9.05	Non-Exclusivity of Rights	22

Section 9.06	Insurance	23

Section 9.07	Other Indemnification	23

Section 9.08	Continuation of Indemnification	23

Section 9.09	Amendment or Repeal; Interpretation	23

ARTICLE X.	AMENDMENTS	24

ARTICLE XI.	DEFINITIONS	24

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ARTICLE I.

CORPORATE OFFICERS

Section 1.01 Registered Office. The address of the registered office of [Elroy], Inc., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 2.01 Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 2.03 Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these bylaws (as the same may be amended, restated or otherwise modified from time to time, these “Bylaws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.

Section 2.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting) and, in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of Stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

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Section 2.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time, and notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business which might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders, the Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these Bylaws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these Bylaws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 2.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson, or in the absence of such person or designation, by a chairperson chosen at the meeting by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

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Section 2.08 Voting; Proxies.

(a) Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder which has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

(b) Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 2.09 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the Stockholders entitled to notice of or vote at any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.

(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting date (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these Bylaws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded.

Section 2.11 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of Stock outstanding and the voting power of each such share, (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots, (iii) count and tabulate all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

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Section 2.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to such meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.13 Advance Notice Procedures for Business Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board of Directors or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.13 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.04, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.13, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14 and this Section 2.13 shall not be applicable to nominations except as expressly provided in Section 2.14.

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(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.13, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) the date or dates such shares were acquired, (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person,

(A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation,

(1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation,

(2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or

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(3) any contract, derivative, swap or other transaction or series of transactions designed to

(a)	produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation,

(b)	mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of the Corporation, or

(c)	increase or decrease the voting power in respect of any class or series of shares of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person,

including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of the Corporation;

provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be required to disclose any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,

(B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation,

(C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

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(D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,

(E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(F) any proportionate interest in shares of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and

(H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(iv) An acknowledgement that if the Proposing Person giving the notice (or such Proposing Person’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the proposed business the Corporation need not present such proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

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(v) A representation as to whether or not the Proposing Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(vi) such written consent of the Proposing Person to the public disclosure of information provided to the Corporation pursuant to this Section 2.13.

(d) For purposes of this Section 2.13, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item (4) of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Proposing Person furnish such additional information as may be reasonably required by the Board of Directors. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(f) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders. If the Proposing Person has provided the Corporation with a Solicitation Notice, such Proposing Person must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.13, the Proposing Person must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.13. Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.13 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present the proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

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(g) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.13. The presiding officer of the meeting (or, in advance of any meeting of stockholders, the Board of Directors or an authorized committee thereof) shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.13, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(h) This Section 2.13 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(i) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.14 Advance Notice Procedures for Nominations of Directors.

(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.14 as to such notice and nomination. For purposes of this Section 2.14, “present in person” shall mean that the stockholder nominating any person for election to the Board of Directors at the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b)         (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.13) thereof in writing and in proper form to the Secretary of the Corporation,(2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.14 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.

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(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.14 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.13) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.14(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13) of such increase.

(c) To be in proper form for purposes of this Section 2.14, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.13(c)(i), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.13(c)(ii) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.13(c)(ii)(F), the Nominating Person’s notice for purposes of this Section 2.14 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least sixty seven percent (67%) of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and

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(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director,

(A) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for a full term if elected), and

(B) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant.

(C) a completed written questionnaire (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and

(D) a written representation and agreement (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) that such candidate for nomination

(1) is not and, if elected as a director during his or her term of office, will not become a party to

(a)	any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or

(b)	any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law,

(2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation,

(3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and

(4) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

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(d) For purposes of this Section 2.14, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item (4) of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Nominating Person furnish such additional information as may be reasonably required by the Board of Directors. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(f) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Guidelines. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Board of Directors has been delivered to, or mailed and received by, the Nominating Person.

(g) A stockholder providing notice of any nomination proposed to be made at a meeting and any candidate for nomination as a director shall further update and supplement such notice or the materials delivered pursuant to this Section 2.14, as applicable, if necessary, so that the information provided or required to be provided in such notice or by such candidate, as applicable, pursuant to this Section 2.14 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(h) In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 2.14 or by Rule 14a-19 promulgated under the Exchange Act, as applicable and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(i) No candidate nominated pursuant to Section 2.14(a)(ii) shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.14, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with this Section 2.14 and elected as a director.

Section 2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

ARTICLE III.

BOARD OF DIRECTORS

Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be seven (7), which number may thereafter be fixed from time to time exclusively by resolution of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Directors shall be elected annually to one-year terms, as provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

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Section 3.03 Election, Qualification and Term of Office of Directors. Except as provided in these Bylaws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office until the next annual meeting of stockholders and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for Directors.

Section 3.04 Resignation and Vacancies.

(a) Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in Section 3.03.

(b) Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

Section 3.05 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware, and at such times as has been designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.06 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office and shall be held at such time, date and place, if any, within or without the State of Delaware as he or she or they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.

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Section 3.07 Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting of the Board of Directors pursuant to this Section 3.07 shall constitute presence in person at such meeting.

Section 3.08 Quorum; Vote Required for Action. At all meetings of the Board of Directors, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of Directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.09 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.10 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 3.11 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Any Director may decline any or all such compensation payable to such Director in his or her discretion.

Section 3.12 Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

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ARTICLE IV.

COMMITTEES

Section 4.01 Committees. The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee, as applicable, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee or subcommittee, as applicable, present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, as applicable. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

Section 4.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 4.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.

ARTICLE V.

OFFICERS

Section 5.01 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No officer need be a Stockholder or Director.

Section 5.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.

Section 5.03 Subordinate Officers. The Board of Directors may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

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Section 5.04 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.

Section 5.06 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.07 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 5.08 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a Director.

ARTICLE VI.

RECORDS

Section 6.01 Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

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ARTICLE VII.

GENERAL MATTERS

Section 7.01 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.02 Stock Certificates.

(a) The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Certificates for the shares of Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(b) The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 7.03 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.04 Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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Section 7.05 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.07 Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.08 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

Section 7.09 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10 Transfer of Stock. Shares of Stock shall be transferable in the manner prescribed by law and in these Bylaws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

Section 7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.

Section 7.12 Registered Stockholders. The Corporation shall (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

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Section 7.13 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VIII.

NOTICE

Section 8.01 Delivery of Notice; Notice by Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).

(c) Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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ARTICLE IX.

INDEMNIFICATION

Section 9.01 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

Section 9.02 Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.03 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.04 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 9.05 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.

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Section 9.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 9.07 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 9.08 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 9.09 Amendment or Repeal; Interpretation.

(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and, pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any Directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.

(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

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ARTICLE X.

AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws. The Stockholders also shall have power to adopt, amend or repeal these Bylaws; provided, however, that such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class.

ARTICLE XI.

DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

* * *

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Exhibit C — Form of Certificate of Merger

CERTIFICATE OF MERGER MERGING

IPGX MERGER SUB, INC.

WITH AND INTO

ELROY AIR, INC.

[         ], 2026

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), IPGX Merger Sub, Inc., a Delaware corporation, and Elroy Air, Inc., a Delaware corporation, hereby certify as follows:

1. The names and jurisdictions of the constituent corporations are Elroy Air, Inc., a Delaware corporation, and IPGX Merger Sub, Inc., a Delaware corporation.

2. A Business Combination Agreement has been adopted, approved, executed, certified and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL (the “Business Combination Agreement”).

3. Elroy Air, Inc. shall be the surviving corporation in the merger (the “Surviving Corporation”). The name of the Surviving Corporation following the Effective Time (as defined below) shall be Elroy Air, Inc.

4. The certificate of incorporation of the Surviving Corporation is amended and restated as of the Effective Time to read in its entirety as set forth on Annex A to this certificate of merger.

5. The Business Combination Agreement is on file at the principal place of business of the Surviving Corporation, located at 440 Eagle Ct., Byron, CA 94514.

6. A copy of the Business Combination Agreement will be furnished by the Surviving Corporation on request, and without cost, to any stockholder of the constituent corporations.

7. The merger is to be effective at the time of filing of this certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”).

[signature page follows]

IN WITNESS WHEREOF, each of the constituent corporations has caused this certificate of merger to be signed by an authorized officer as of the date first above written.

IPGX MERGER SUB, INC.

By:
Name:
Title:

ELROY AIR, INC.

By:
Name:	Andrew Clare
Title:	Chief Executive Officer

Annex A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

ELROY AIR, INC.

ARTICLE I

The name of the corporation is Elroy Air, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the city of Wilmington, County of New Castle 19808-1674. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

The Corporation shall have the authority to issue a total of 1,000 shares of common stock, with a par value of $0.001 per share.

ARTICLE V

Unless provided otherwise in the bylaws of the Corporation, elections of directors need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

ARTICLE VII

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the bylaws of the Corporation, from time to time, to amend, alter, or repeal any provision of this Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors of the Corporation (other than a Proceeding initiated to enforce these indemnification rights following the final disposition of such Proceeding).

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Exhibit D — Form of A&R Registration Rights Agreement

Exhibit E-1 — Form of Sponsor Lock-Up Agreement

Exhibit E-2 — Form of Seller Lock-Up Agreement

Exhibit F — Series A Preferred Stock Certificate of Designation

Exhibit G — Form of FIRPTA

NOTICE TO INTERNAL REVENUE SERVICE
PURSUANT TO TREASURY REGULATION SECTION 1.897-2(h)(2)

[       ], 2026

BY U.S. CERTIFIED MAIL
RETURN RECEIPT REQUESTED

Ogden Service Center

P.O. Box 409101

Ogden, UT 84409

NOTICE TO THE INTERNAL REVENUE SERVICE OF ELROY AIR, INC., A
DELAWARE CORPORATION (“TARGET”), REGARDING UNITED STATES
REAL PROPERTY HOLDING CORPORATION STATUS UNDER TREASURY
REGULATION SECTION 1.897-2(h)(2)

To whom it may concern:

1. This Notice is being filed by Target pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”).

2. The undersigned, on behalf of Target, hereby declares that stock of Target is not a United States real property interest within the meaning of Section 897 of the Code because Target is not and has not been a United States real property holding corporation, as that term is defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3. Target’s U.S. employer identification number: [     ].

4. Target’s address: [    ].

5. In connection with the acquisition of Target by COLUMBUS CIRCLE CAPITAL CORP II, a Cayman Islands exempted company (“Acquiror”), the undersigned provided the attached statement to Acquiror declaring that stock in Target is not a United States real property interest. The statement was voluntarily provided in response to a request from the transferee, Acquiror, under Treasury Regulation Section 1.1445-2(c)(3)(i).

6. Acquiror’s U.S. employer identification number: [    ].

7. Acquiror’s address: [    ].

8. Under penalties of perjury, the undersigned declares that he has examined this certification and the attachment hereto and, to the best of his knowledge and belief, they are true, correct and complete. The undersigned further declares that he is a responsible officer, and that he has authority to sign this document on behalf of Target.

A copy of the statement provided pursuant to Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3)(i) is attached.

ELROY AIR, INC., a Delaware corporation

Dated: [ ], 2026	By:
Name:
Title:

2

STATEMENT OF NON-U.S. REAL PROPERTY HOLDING CORPORATION STATUS PURSUANT TO TREASURY REGULATION SECTIONS 1.897-2(h) AND 1.1445-2(c)(3)

Pursuant to the BUSINESS COMBINATION AGREEMENT (“Agreement”) among (i) COLUMBUS CIRCLE CAPITAL CORP II, a Cayman Islands exempted company (“Acquiror”), (ii) ELROY AIR, INC., a Delaware corporation (“Target”), and (iii) IPGX MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), at the Effective Time (as such term is used in the Agreement), Merger Sub shall merge with and into Target, the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation and become a wholly owned subsidiary of Acquiror.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is not a U.S. person. In order to confirm that Acquiror, as transferee, is not required to withhold tax upon the receipt of Target stock, the undersigned, in his capacity as [CEO (or other corporate officer)] of Target, hereby certifies as follows:

1. As of the date hereof, the stock of Target to be received by Acquiror pursuant to the Agreement does not constitute a United States real property interest as that term is defined in Section 897(c)(1) of the Code;

2. The determination in Paragraph 1, above, is based on a determination by Target that Target is not and has not been a United States real property holding corporation as that term is defined in Section 897(c)(2) of the Code during the five-year period ending on the date hereof, as indicated below;

3. Target’s U.S. employer identification number is [     ]; and

4. Target’s office address is [     ].

This certificate is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3).

Under penalties of perjury, I declare that I am a responsible officer of Target and have examined this statement and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Target.

ELROY AIR, INC., a Delaware corporation

Dated: [ ], 2026	By:
Name:
Title:

2